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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CUMMINS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of the Shareholders of Cummins Inc. will be held at our Columbus Engine Plant located at 500 Central Avenue, Columbus, Indiana, on Tuesday, May 11, 2010, at 11:00 a.m. Eastern Daylight Saving Time, for the following purposes:

  1.
  to elect nine directors for the ensuing year;

  2.
  to ratify the appointment of PricewaterhouseCoopers LLP as our auditors for 2010; and

  3.
  to transact any other business that may properly come before the meeting or any adjournment thereof.

        Only shareholders of our Common Stock of record at the close of business on March 15, 2010 are entitled to notice of and to vote at the meeting.

        If you do not expect to be present in person at the meeting, you are urged to vote your shares by telephone, via the Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

        You may revoke your proxy card at any time before the voting. Except with respect to shares attributable to accounts held in the Cummins Inc. and Affiliates Retirement and Savings Plans, any shareholders entitled to vote at the annual meeting who attend the meeting will be entitled to cast their votes in person.

MARYA M. ROSE, Secretary
March 24, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE 2010 ANNUAL SHAREHOLDER MEETING TO BE HELD
ON MAY 11, 2010: the Annual Report and Proxy Statement
are available at www.ematerials.com/cmi

CUMMINS INC.
PROXY STATEMENT FOR 2010 ANNUAL SHAREHOLDERS MEETING

        We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2010 Annual Meeting of Shareholders to be held on Tuesday, May 11, 2010, and at any adjournment thereof, which we refer to as our "Annual Meeting." This proxy statement, together with the enclosed proxy card, is first being made available to our shareholders on or about March 24, 2010.

        Holders of our Common Stock of record at the close of business on March 15, 2010 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 200,963,878 shares of Common Stock, each of which is entitled to one vote on each matter submitted to a shareholder vote at the Annual Meeting.

        Each share of Common Stock represented by a properly executed proxy card will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy card, unless such proxy card has been previously revoked. If no instructions are indicated on a signed proxy card, the shares represented by such proxy card will be voted as recommended by our Board.

        A shareholder may revoke his or her proxy card at any time before it is voted by delivering to our Secretary written notice of such revocation. This notice must include the number of shares for which the proxy card had been given and the name of the shareholder of such shares as it appears on the stock certificate(s), or in book entry form on the records of our stock transfer agent and registrar, Wells Fargo Shareowner Services, evidencing ownership of such shares. In addition, except with respect to shares attributable to accounts held in the Cummins Inc. and Affiliates Retirement and Savings Plans, any shareholder who has executed a proxy card but is present at the Annual Meeting will be entitled to cast his or her vote in person instead of by proxy card, thereby canceling the previously executed proxy card.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, due to New York Stock Exchange, or NYSE, rule changes this year, your broker will no longer be permitted to vote your shares for the election of directors if you do not instruct your broker how to vote within 10 days prior to our Annual Meeting. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted in the election of directors.

 CORPORATE GOVERNANCE

        We have long believed that good corporate governance is important in ensuring that we are managed for the long-term benefit of our shareholders. We continuously review our Board's structure, policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. Our Corporate Governance Principles, charters for each of our Board's Audit, Compensation and Governance and Nominating Committees, our code of conduct and our By-Laws, along with certain other corporate governance documents, are available on our website, http://www.cummins.com, and are otherwise available in print to any shareholder who requests them from our Secretary.

Independence

        Our Board is composed of a substantial majority of directors who qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission, or SEC, applicable to the corporate governance standards for companies listed on the NYSE.

        In determining independence, each year our Board determines whether directors have a "material relationship" with us. If a director has a material relationship with us, he or she may not qualify as independent. In addition to having no material relationship with us, independent directors must meet the following criteria: (1) not having been our employee within the past five years; (2) not having an immediate family member who is, or has been within the last three years, one of our executive officers; (3) not personally receiving or having an immediate family member who receives more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation; (4) not being employed, or having an immediate family member employed as an executive officer of another company where any of our current executive officers serves on that company's compensation committee; (5) not being employed by or affiliated with a present or former internal or external auditor of ours within the three previous years; (6) not having an immediate family member who is currently a partner of our internal or external auditor, who is an employee of our internal or external auditor and who personally works on our audit or who was within the last three years an employee or partner of our internal or external auditor and personally worked on our audit within that time; and (7) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which exceeded the greater of $1 million, or 2% of the other company's consolidated gross revenues in any of the last three fiscal years.

        Following a discussion and applying the standards referenced above, the Governance and Nominating Committee of our Board determined that all directors standing for election, except Mr. Solso, our Chief Executive Officer and Mr. Linebarger, our President and Chief Operating Officer, qualified as independent. Based on the recommendation of the Committee, our full Board adopted this conclusion.

Leadership Structure and Risk Oversight

        Our Corporate Governance Principles describe in detail how our Board must conduct its oversight responsibilities in representing and protecting our company's stakeholders. As stated in the Principles, our Board does not have a policy on whether or not the role of CEO and Chairman should be separate, and, if it is to be separate, whether the Chairman should be selected from the non-employee Directors or be an employee. Currently, our Board believes it is in the best interests of our company for the role of Chairman and CEO to be combined and to appoint a Lead Director from among the independent directors. Our Board believes that this leadership structure assists in creating a unified vision for our company, streamlines accountability for our performance and facilitates our Board's efficient and effective functioning. Further, our Board believes that Mr. Solso, our CEO, is the person best qualified to serve as our Chairman given his long history with our company and his skills and experience in the industries in which we operate.

        Our Lead Director's responsibilities include:

  •
  Serving as Chairman of the Governance and Nominating Committee;

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  Conferring with the Chairman on Board meeting agendas and meeting schedules;

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  Calling and presiding over executive sessions of independent Directors and communicating feedback on executive session to the Chairman;

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  Leading the annual performance reviews of the CEO and the Board;

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  Ensuring that there is open communication between the Company's independent Directors and the Chairman and other management members; and

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  Conferring with the Chairman on other issues of corporate importance, as appropriate.

        Our Board and its committees are involved on an ongoing basis in the oversight of our material enterprise-related risks. Our senior management, led by our chief risk officer in conjunction with other appropriate officers, undergoes a process that identifies, categorizes and analyzes the relative severity and likelihood of the various different types of risks to which we are or may be subject. Depending upon the type of the material identified risks, our Board, Audit Committee, Finance Committee, Compensation Committee and/or Safety, Environment and Technology Committee then receive periodic reports and information directly from our senior management members who have functional responsibility for the management of such risks. These reports identify and assess the different types of enterprise-related risks and address mitigation strategies and plans implemented or proposed for each key risk. Based on the further input of our chief executive officer and/or president, chief operating officer, or chief risk officer as necessary or appropriate, our Board and/or its respective appropriate committee then reviews such information, proposed mitigation strategies and plans, and monitors our progress on mitigating such risks. Our Board and its committees' roles in the oversight process of our identified material risks have not impacted our Board's leadership structure.

Board of Directors and Committees

        Our Board held five meetings during 2009. All of the directors attended 75% or more of the aggregate number of meetings of our Board and the Committees on which they served that were held during the periods in which they served. The non-employee members of our Board also met in executive session without management present as part of each regular meeting. Alexis M. Herman, our Lead Director, presided over these sessions.

        Under our Corporate Governance Principles, our Board has established seven standing committees. Certain of the principal functions performed by these committees and the members of our Board currently serving on these committees are as follows:

        Audit Committee.    The current members of our Audit Committee are R. J. Darnall (Chairman), F. R. Chang-Diaz, R. K. Herdman, A. M. Herman, G. R. Nelson and C. Ware. All members are independent directors. The Audit Committee met twelve times during 2009. Our Board has determined that Mr. Darnall and Mr. Herdman are "audit committee financial experts" for purposes of the SEC's rules. The Audit Committee reviews our accounting and auditing principles and procedures. The Audit Committee reviews the scope, timing and fees for our annual audit and the results of audit examinations performed by our internal auditors and independent public accountants, including any recommendations to further improve our system of accounting and internal controls. It also monitors the independence and performance of our external and internal auditors.

        Mr. Darnall is retiring from the Board following our meeting in May after serving twenty-one years on our Board. We thank him for his long and distinguished service. We will select a new Chairman of the Audit Committee at our May meeting.

        Compensation Committee.    The current members of our Compensation Committee are G. R. Nelson (Chairman), R. J. Darnall, A. M. Herman, W. I. Miller and R. J. Bernhard. All members are independent directors. The Compensation Committee met five times during 2009. The Compensation Committee administers and determines eligibility for, and makes awards under, our stock incentive plans. The Committee also reviews and evaluates our executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. It annually establishes and approves the compensation of our CEO following a review of his performance, including input from all of the other independent directors as reported to it by the Governance and Nominating Committee.

        In February 2010, our Compensation Committee conducted a thorough risk assessment of our compensation policies and practices. The Compensation Committee evaluated the levels of risk-taking that could be potentially encouraged by each of our material compensation arrangements, after taking into account any relevant risk-mitigation features. As a result of this review, our Compensation Committee does not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking.

        In reviewing our compensation arrangements, the Committee has in the past engaged Hewitt Associates as a compensation consultant to provide input and advice. Hewitt Associates' assignments have included providing market data and advice in connection with the Committee's annual review of officer compensation. Hewitt Associates' role in establishing the compensation of our Named Executive Officers, to the extent material, is addressed under "Executive Compensation—Compensation Discussion and Analysis."

        Our Compensation Committee maintains a formal process to ensure the independence of any executive compensation consultant engaged by the Committee, including ensuring that it:

  •
  Has final authority to hire or terminate the consultant;

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  May seek additional opinions from other consultants at any time;

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  Reviews and approves annually the consultant's scope of work, both for duties provided to the Committee and for duties provided to management;

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  Approves annually the consultant's fee structure for services rendered, and the Chairman of the Committee reviews and approves actual fees incurred quarterly;

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  Reviews annually:

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  Fees paid by us to the consultant for all services provided to us;

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  Structural safeguards to assure the independence of the consultant;

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  Conducts an annual formal review of the consultant's performance; and

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  Is responsible for determining whether, and under what circumstances, the consultant participates in Committee meetings and executive sessions.

        Hewitt Associates is also the third-party record-keeper for all of our U.S. qualified pension plans, and provided services to us as such in 2009. This service is completely separate from the consultant's executive compensation work for the benefit of our Compensation Committee and is provided under a separate contractual arrangement by a separately-managed business unit. Hewitt Associates was awarded contracts for both engagements under separate competitive bidding processes. Although the decision to engage Hewitt Associates for the third-party record-keeping services was made by our management, the

Committee regularly reviews the arrangement under which Hewitt Associates serves as third-party record keeper and the objectivity and independence of the advice provided by the consultant to the Committee, and believes that Hewitt Associates was independent for purposes of providing such advice. The aggregate fees we paid to Hewitt Associates for its services in connection with determining the amount and form of executive officer and director compensation for 2009 was $225,915. The aggregate fees we paid to Hewitt Associates for its services as third-party record-keeper for all of our U.S. qualified pension plans for 2009 was $4,033,014.

        After 2009 Year End, but prior to the filing of this proxy statement, Hewitt Associates spun off a portion of its executive compensation practice into a separate, entirely independent entity named Meridian Compensation Partners, LLC. Due to the importance of independence, and to maintain consistent process and representation, the Compensation Committee of Cummins Inc. has retained Meridian going forward as its independent executive compensation consultant.

        Governance and Nominating Committee.    The current members of our Governance and Nominating Committee are A. M. Herman (Chairman), R. J. Darnall, R. J. Bernhard, F. R. Chang-Diaz, R. K. Herdman, W. I. Miller, G. R. Nelson and C. Ware. All members are independent directors. The Governance and Nominating Committee met five times during 2009. The Governance and Nominating Committee reviews and makes recommendations to our Board with respect to its membership, size, composition, procedures and organization. The Committee uses its network of contacts to identify potential director candidates, but may also engage, if it deems appropriate, a professional search firm. This Committee will also consider properly submitted shareholders' recommendations of nominees for election to our Board. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on our Board, must be submitted in writing to our Secretary. No such recommendations were received in 2009.

        As required by our Corporate Governance Principles, our Governance and Nominating Committee must recommend director nominees such that our Board is comprised of a substantial majority of independent directors and possesses a variety of experience and background, including those who have substantial experience in the business community, those who have substantial experience outside the business community such as public, academic or scientific experience, and those who will represent the stakeholders as a whole rather than special interest groups or constituencies. In particular, as it considers possible directors the Committee will seek out candidates who represent the diverse perspectives of all people. As discussed in the Principles, each director nominee is chosen without regard to gender, race, religion, national origin or sexual orientation. The Committee will only consider potential directors who demonstrate the attributes of our core values: integrity, corporate responsibility, diversity, global involvement, innovation and delivering superior results. Each year the Committee reviews the backgrounds of current and prospective directors to assess the effectiveness of our commitment to ensuring that the Board has the diverse experiences necessary to lead the Company and advises the full Board on its progress.

        Each candidate should have sufficient time available to devote to our affairs and be free of any conflict of interest that would violate any applicable law or regulation, or interfere with the proper performance of his or her responsibilities and should also possess substantial and significant experience that would be of particular importance to us in the performance of his or her duties as a director. The Committee does not intend to alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether the candidate was recommended by a shareholder or not.

        Any shareholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as directors only if written notice of such shareholder's intent to make such nominations is given, either by personal delivery or by mail, postage prepaid, to the Secretary of our company not later than 160 days in advance of the originally scheduled date of such meeting (provided, however, that if the originally scheduled date of such meeting is earlier than the anniversary of the date of the previous year's annual meeting, such written notice may be so given and received not later than the close of business on the 10th day following the date of the first public disclosure, which may include any public filing by us with the SEC, of the originally scheduled date of such meeting).

        Each notice required by our By-Laws shall be signed manually or by facsimile by the shareholder of record and shall set forth the information required by our By-Laws, including (i) the name and address, as they appear on our books, of the shareholder who intends to make the nomination and of any beneficial owner or owners on whose behalf the nomination is made; (ii) a representation that the shareholder is a holder of record of shares of our Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) certain other information regarding the shareholder and its interests in our company; (iv) the name, age, business address and residential address of each nominee proposed in such notice; (v) the principal occupation or employment of each such nominee; (vi) the number of shares of our capital stock that are owned of record or beneficially by each such nominee; (vii) with respect to each nominee for election or reelection to our Board, a completed and signed questionnaire, representation and agreement described in our By-Laws; (viii) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our Board; (ix) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, including all arrangements or understandings pursuant to which the nominations are being made, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or any other person or persons (naming such person or persons), on the other hand; and (x) the written consent of each nominee to serve as a director if so elected.

        Committee members annually review the performance of our CEO based upon performance against a work plan, considering both quantitative and qualitative measures. The Committee reports the results of such review to the Compensation Committee. The Committee also monitors meeting attendance of Board members.

        Executive Committee.    The members of our Executive Committee are T. M. Solso (Chairman), W. I. Miller and A.M. Herman. The Executive Committee is authorized to exercise the powers of our Board in the management and direction of our business and affairs during the intervals between meetings of our Board. It also acts upon matters specifically delegated to it by the full Board of Directors. The Executive Committee did not meet or act during 2009.

        Other Committees.    In addition to the Committees described above, our Board has established the following additional standing committees: Finance Committee (W. I. Miller (Chairman), R. J. Darnall, R. J. Bernhard, R. K. Herdman. F. R. Chang-Diaz and C. Ware); Proxy Committee (W. I Miller (Chairman) and R. J Darnall); and the Safety, Environment and Technology Committee (R. J. Bernhard (Chairman), G. R. Nelson, F. R. Chang-Diaz, R. K. Herdman, A. M. Herman, W. I. Miller, and C. Ware).

        Communication with the Board of Directors.    Shareholders and other interested parties may communicate with our Board, including our Lead Director and other non-management directors, by sending written communication to the directors c/o our Secretary, 500 Jackson Street, Mail Code 60903, Columbus, Indiana 47201. All such communications will be reviewed by the Secretary or her designee to determine which communications are appropriate to be forwarded to the directors. All communications will be forwarded except those that are related to our products and services, are solicitations or otherwise relate to improper or irrelevant topics as determined in the sole discretion of the Secretary or her designate.

        Our Secretary maintains and provides copies of all such communications, received and determined to be forwarded, to the Governance and Nominating Committee in advance of each of its meetings and reports to the Committee on the number and nature of communications that were not determined to be forwarded.

        We require all director nominees standing for election at an annual meeting of shareholders to attend such meeting. All director nominees standing for election at the 2009 Annual Meeting of Shareholders were present in person. We expect that all director nominees standing for election at the 2010 Annual Meeting will be present in person.

 ELECTION OF DIRECTORS
(Items 1 through 9 on the Proxy Card)

        Nine directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Any submitted proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on his or her proxy.

        Nominee Franklin Chang-Diaz was elected by the Board of Directors on December 8, 2009 upon recommendation of our Governance and Nominating Committee to serve as a director until the Annual Meeting. Dr. Chang-Diaz was recommended by the Committee and elected by the Board following a review of his qualifications under the standards of our Corporate Governance Principles and a review of his independence. All other nominees have been previously elected to our Board by our shareholders.

        The director nominees receiving the highest vote totals will be elected to our Board. In an uncontested election, however, the term of any nominee who does not receive a majority of the votes cast by shareholders will expire no later than 90 days after the Annual Meeting. Receipt by a nominee of the majority of votes cast means that the number of shares voted "for" exceeds the number of votes "against" that nominee. Abstentions and broker non-votes are not counted as a vote "for" or "against" a nominee. In the event one or more of the nominees named below fails to receive a majority of the votes cast for his or her election, then our Governance and Nominating Committee will promptly consider how to fill such a resulting vacancy on our Board and make a recommendation to our Board, which recommendation may include the potential reappointment to our Board of the director who failed to receive a majority vote if our Governance and Nominating Committee believes such a reappointment to be in the best interests of our company and our shareholders. Our Board will then act on the Governance and Nominating Committee's recommendation and thereafter disclose its decision regarding how it will fill such vacancy. Any director who has his or her term shortened pursuant to this provision will not participate in the Governance and Nominating Committee's recommendation or our Board's decision.

        Our Board expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, proxies received will be voted for the election of another nominee to be designated by our Board, unless our Board decides to reduce the number of directors.

 NOMINEES FOR BOARD OF DIRECTORS

        The names of the nominees for directors, together with biographical sketches, including their business experience during the past five years, directorships of other public corporations and their qualifications to serve on our Board are set forth below.

        OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW.

THEODORE M. SOLSO – Chairman of the Board and Chief Executive Officer, Cummins Inc.

 Director since 1994; Age—63

Mr. Solso was elected our Chairman of the Board and Chief Executive Officer in 2000 after serving as our President since 1995, Chief Operating Officer since 1994 and Executive Vice President—Operations from 1992 through 1994. From 1988 to 1992, he was our Vice President and General Manager—Engine Business after serving in various other executive positions with us. He has been a director of Ball Corp., Inc. since 2003 and Ashland Inc. since 1999 and is a member of the boards of The Cummins Foundation and Central Indiana Corporate Partnership. He also was a director of Irwin Financial Corporation from 1993 through 2006. He is also an advisor to the Board of Trustees, DePauw University, a member of The Indiana Academy, a director of the Indiana Economic Development Commission, and a member of the Business Roundtable. Mr. Solso also co-chairs the U.S. Brazil CEO Forum and is a trustee of Earth University in Costa Rica.

We believe that Mr. Solso is well qualified to be a director of our company because of his long experience in our industry and in leadership positions with our company.

N. THOMAS LINEBARGER – President and Chief Operating Officer, Cummins Inc.

 Director since 2009; Age—47

Mr. Linebarger became our President and Chief Operating Officer in August 2008 after serving as Executive Vice President and President, Power Generation Business from 2003 to 2008 and as Vice President, Chief Financial Officer from 2000 to 2003. From 1998 to 2000 he was our Vice-President, Supply Chain Management after holding various other positions with us. Mr. Linebarger received a B.S. from Stanford University and a B.A. from Claremont McKenna College in 1986 and M.S. and M.B.A. degrees from Stanford in 1993. He has been a director of Pactiv Corporation since 2005 and Harley-Davidson, Inc. since 2008.

We believe that Mr. Linebarger is well qualified to be a director of our company because of his experience in various senior management positions with our company and his high level of familiarity with our company and our industry.

ROBERT J. BERNHARD – Vice President for Research and Professor in the Department of Aerospace and Mechanical Engineering, University of Notre Dame

 Director since 2008; Age—57

Mr. Bernhard joined the University of Notre Dame in 2007 and prior to that was Associate Vice President for Research at Purdue University since 2004. He also held Assistant, Associate and full Professor positions at Purdue University, where he remains an Adjunct Professor. He was Director of the Ray W. Herrick Laboratories at Purdue's School of Mechanical Engineering from 1994 to 2005. Mr. Bernhard is also a Professional Engineer and earned a B.S.M.E. and Ph.D., E.M. from Iowa State University in 1973 and 1982, and an M.S.M.E. from the University of Maryland in 1976. He is currently Secretary General of the International Institute of Noise Control Engineering (I-INCE), and is also a member of the Board of Directors of the INCE Foundation.

We believe that Mr. Bernhard is well qualified to be a director of our company because of his experience and expertise as a mechanical engineer, teacher and researcher in the field of mechanical engineering, which is integral to our industry, and his extensive international experience with technology and research.

DR. FRANKLIN R. CHANG-DIAZ – Founder, Chairman and CEO of Ad Astra Rocket Company

 Director since 2009; Age—60

Dr. Chang-Diaz is Chairman and CEO of Ad Astra Rocket Company, a U.S. spaceflight engineering company based in Houston, Texas and dedicated to the development of advanced plasma rocket propulsion technology. Dr. Chang-Diaz founded Ad Astra in 2005 following his retirement from NASA after a 25 year career during which he flew 7 space missions and logged over 1,600 hours in space. In 1994, Dr. Chang-Diaz founded and directed NASA's Advanced Space Propulsion Laboratory at the Johnson Space Center where he managed a multicenter research team developing new plasma rocket technology. Dr. Chang-Diaz is a dual citizen of Costa Rica and the United States. As part of his involvement in Costa Rica's development, Dr. Chang-Diaz currently leads the implementation of the "Strategy for the XXI Century," a plan to transform Costa Rica into a fully developed nation by the year 2050. Dr. Chang-Diaz received the Liberty Medal in 1986 from President Ronald Reagan and is a four time recipient of NASA's Distinguished Service Medal, the agency's highest honor. Dr. Chang-Diaz also serves as an Adjunct Professor of Physics at Rice University and the University of Houston.

We believe that Dr. Chang-Diaz is well qualified to be a director of our company because of his scientific accomplishments, his leadership of an engineering company, his professional and personal achievements and his knowledge of Latin America.

ROBERT K. HERDMAN – Managing Director of Kalorama Partners LLC

 Director since 2008; Age—61

Mr. Herdman has been Managing Director of Kalorama Partners LLC, a Washington, D.C. consulting firm specializing in providing advice regarding corporate governance, risk assessment, crisis management and related matters since 2004. He was the Chief Accountant of the SEC from October 2001 to November 2002 prior to joining Kalorama. Prior to joining the SEC, he was Ernst & Young's Vice Chairman of Professional Practice for its Assurance and Advisory Business Services (AABS) practice in the Americas and the Global Director of AABS Professional Practice for Ernst & Young International. He has been a member of the Board of Directors and currently chairs the Audit Committee of HSBC Finance Corporation (formerly Household International, Inc.) since 2004 and of HSBC North America Holdings, Inc. since 2005. Mr. Herdman also served as a director of Westwood One, Inc. in 2005-2006.

We believe that Mr. Herdman is well qualified to be a director of our company because of his background as the Chief Accountant of the SEC and his professional experiences and accomplishments.

ALEXIS M. HERMAN – Chairman and Chief Executive Officer of New Ventures, LLC

 Director since 2001; Age—62

Ms. Herman serves as Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, and has held these positions since 2001. She serves as Chair of the Business Advisory Board of Sodexho, Inc., an integrated food and facilities management services company, and as Chair of Toyota Motor Corporation's North American Diversity Advisory Board. From 1997 to 2001, she served as U.S. Secretary of Labor. She is also a director of The Coca Cola Company since 2007, Entergy Corporation since 2003, and MGM Mirage since 2002. Her non-profit board affiliations include Trustee of the National Urban League and George Meany National Labor College. In addition, Ms. Herman is a member of the board of directors of the Clinton Bush Haiti Fund.

We believe that Ms. Herman is well qualified to be a director of our company and our Lead Director because of her experience as the U.S. Secretary of Labor and her extensive experience in leadership positions in the private and public sectors.

WILLIAM I. MILLER – Chairman and CEO of Irwin Management Company

 Director since 1989; Age—53

Will Miller is the Chairman of Irwin Management Company, a Columbus, Indiana private investment firm. From 1990 to 2009, he was Chairman and CEO of Irwin Financial Corporation, a diversified financial services company. On September 18, 2009, Irwin Financial Corporation filed a voluntary petition for relief under Chapter 7 of Title 11 of the United States Code before the United States Bankruptcy Court for the Southern District of Indiana. Mr. Miller is also Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a director or trustee of the New Perspective Fund, Inc., the New World Fund, Inc. and EuroPacific Growth Fund (all three are in the same mutual fund family). Mr. Miller also is a Trustee of Yale University, New Haven, CT, and The John D. and Catherine T. MacArthur Foundation, Chicago, IL.

We believe that Mr. Miller is well qualified to be a director of our company because of his leadership experience, his extensive experience in business and financial matters, and his 20 years of service as a director of Cummins.

GEORGIA R. NELSON – President and CEO of PTI Resources, LLC

 Director since 2004; Age—60

Ms. Nelson became President and CEO of PTI Resources, LLC, an independent consulting firm, in 2005. Prior to this role, Ms. Nelson retired in 2005 from Edison International, where she had been President of Midwest Generation EME,  LLC since 1999 and General Manager of Edison Mission Energy Americas since 2002. Her business responsibilities have included management of regulated and unregulated power operations and a large energy trading subsidiary as well as the construction and operation of power generation projects worldwide. She has had extensive experience in international business negotiations, environmental policy matters and human resources. She has served as a director of Ball Corp., Inc. since 2006, and Nicor Inc. since 2005. She was a director of Tower Automotive from 2001 to 2007. She has been a member of the Executive Committee of the National Coal Council since 2000 and served as Chairman from 2006-2008. She serves on the advisory committee of the Center for Executive Women at Northwestern University and is Trustee of the Peggy Notebaart Nature Museum. Ms. Nelson is also a frequent lecturer at Northwestern University's Kellogg Graduate School of Management on topics related to sustainability, energy policy, leadership and corporate governance.

We believe that Ms. Nelson is well qualified to be a director of our company because of her leadership roles in the power generation business and her experience in general operations, human resources and environmental and technical matters.

CARL WARE – Retired from The Coca-Cola Company

 Director since 2004; Age—66

Mr. Ware retired from The Coca-Cola Company in 2003 as Executive Vice President, Public Affairs and Administration following a 28-year career holding positions of increasing responsibility. From 1993 to 2000, Mr. Ware served as President and Chief Operating Officer of Coke's Africa Group. He was elected to the Atlanta City Council in 1973 and served as President of the City Council until 1979. From 1970 to 1973, he served the Atlanta Housing Authority as Director of Family and Community Services and Deputy Director of Urban Redevelopment. He has served as a director of Chevron Corporation since 2001 and also serves as a director of Coca-Cola Bottling Co. Consolidated, PGA Tour Golf Course Properties, and the Atlanta Falcons.

We believe that Mr. Ware is well qualified to be a director of our company because of his extensive experience in leadership roles in publicly traded companies and the public sector and his international business experience.

 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        Our Compensation Discussion and Analysis, or CD&A, provides detailed information about compensation programs for our Chairman and CEO, our President and Chief Operating Officer, our Vice President and President—Engine Business, our Vice President and President—Components Business and our Vice President and Chief Financial Officer, whom we refer to as our "Named Executive Officers."

        We have designed our executive compensation programs to support our overall performance goals. Our compensation programs are based on the principle of pay for performance.

        The Compensation Committee reviews our executive compensation programs on a regular basis, and has structured executive compensation programs to consist of three principal elements: base salary, annual bonus and longer-term compensation. We also provide to our officers, as part of a competitive compensation package, limited post-employment benefits and perquisites, and we have implemented mandatory stock ownership requirements to further align the interests of our officers with the interests of our shareholders. We target all of our compensation elements at the median level of a large group of U.S. manufacturing companies.

Objectives and Principles of our Executive Compensation Program

        We have designed our executive compensation program to attract, motivate and retain people with the skills required to achieve our performance goals in a competitive global business environment. Our intention is for the program to reflect the individual's contribution and our corporate performance, while striking an appropriate balance between short-term and longer-term corporate performance. We evaluate performance over several periods of time, and while the specific elements of executive compensation vary from time to time, our executive compensation program focuses on the principle of pay for performance, both in program design and in the specific awards.

        In addition, we and the Compensation Committee of our Board consider the following principles when designing and implementing compensation programs for our officers:

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  Our executives' target total compensation opportunity should be at the median of the range when compared to the compensation of similarly situated executives at U.S. manufacturing companies with comparable job scope and size—when our financial performance meets certain Board-approved annual operating plan targets.

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  Programs should provide a competitive compensation "opportunity"; the concept of opportunity is important in our program. We believe our executives should have the opportunity to be well compensated if our company performs well and that their total compensation should vary in relation to our corporate performance.

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  There should be a balance between annual and longer-term elements of compensation.

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  The more senior a person's position, the more his or her compensation should be "at risk," meaning dependent on our performance.

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  Our stock should be an important part of our executive compensation program in order to link our management's compensation with our shareholders' returns. The greater the level of responsibility of the person, the more his or her compensation should be stock-based.

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  Our executive compensation system should be transparent to our investors and employees and as simple and easily understood as possible.

Executive Compensation Decisions in Response to the 2009 Economic Situation

        As a result of the impact of the recessionary economic environment that started in late 2008, we took several actions that directly impacted our executives and directors, including implementing a 10% base salary reduction for 2009 affecting all of our officers, including our Named Executive Officers. In addition, all non-employee directors agreed to waive 10% of the cash portion of their base director retainer fee for 2009. This reduction took effect in May 2009 when directors received their annual retainer fees. We reinstated management salaries and the cash retainer for non-employee directors to 100% in 2010.

Achieving the Performance-Based Principle

        To illustrate how our executive compensation program achieves the objectives described above, set forth below are the percentages for each of the three elements that make up target total direct compensation opportunity (excluding benefits and perquisites) provided to our CEO and our other Named Executive Officers as a group in 2009.

		At Risk Based on Performance:
	Base Salary	Target Annual Bonus	Target Longer-term Grants
T. M. Solso	17%	18%	65%
Other Named Executive Officers as a Group	27% – 31%	17% – 20%	50% – 54%

Overview of How Compensation is Determined

        Our Compensation Committee regularly reviews all elements of our executive compensation program and makes changes it deems appropriate from time to time. These reviews include general comparisons against a broad proprietary survey of U.S. manufacturing companies prepared by the Compensation Committee's executive compensation consultant, Hewitt Associates, including selected market practices, for the following:

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  Executive compensation policies and practices

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  Competitive pay objectives

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  Base salaries

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  Annual bonus plans

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  Long term grant strategy

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  Stock ownership guidelines

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  Executive perquisites

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  Personal use of company aircraft

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  Severance practices for officers

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  Supplemental retirement plans

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  Deferred compensation plans

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  Change in control compensation protection programs

        The Compensation Committee has the flexibility to establish performance measures annually that are appropriate for our financial goals, underscoring the principle of pay for performance. The Compensation Committee may also determine certain exclusions from operating performance measures which result from decisions made at the corporate level, such as acquisitions, divestitures, or joint venture formations in the initial year if they were not anticipated at the time targets were established, pension plan contributions above required levels, and convertible debt. Certain corporate expense allocations may also be excluded from the individual operating segment performance calculations. In 2009, Return On Average Net Assets (ROANA) calculations for the determination of annual bonuses excluded the gains from insurance associated with flood damages and the special charges resulting from restructuring actions.

Determination of CEO Pay

        On an annual basis, our CEO discusses in detail his priorities and objectives with the Governance and Nominating Committee. The Governance and Nominating Committee formally reviews our CEO's performance annually. This review is based on our CEO's performance against specific objectives, which include the progress made by our company in implementing its business strategy and achieving its business objectives, both short-term and long-term. This review, which is reported in detail to the Compensation Committee, considers both quantitative and qualitative performance matters and is a key factor in setting our CEO's compensation for the coming year. Specific business objectives and goals that were part of our CEO's performance review for 2009 included the financial performance of our company, progress towards achieving our company's long-term strategic objectives and the development of key leadership talent.

        The Compensation Committee meets in executive session to determine the compensation of our CEO. In this discussion, the Compensation Committee has access to data and advice from its consultant. No recommendations are made by any members of management regarding the compensation of our CEO. The Compensation Committee then makes the final decisions regarding our CEO's compensation. The Compensation Committee Chair presents the recommendation to the Governance and Nominating Committee.

Role of Officers in Setting Pay for Other Officers

        Members of our senior management, including our Named Executive Officers, recommend compensation actions to our CEO for officers in the areas for which they are responsible (but not with respect to their own compensation). Taking these recommendations into consideration, our CEO then makes recommendations to our Compensation Committee regarding each officer. Our senior management and our CEO base these recommendations on assessments of individual performance and potential to assume greater responsibility, as well as market data for each position provided by the Compensation Committee's independent executive compensation consultant, Hewitt Associates. Our CEO discusses the recommendations and performance of the officers with the Compensation Committee. The Compensation Committee reviews our CEO's recommendations, may make modifications based on the market data and a discussion of individual and Company performance, and then makes the final decisions regarding each officer's compensation. Our officer compensation review occurs annually at the February Compensation Committee meeting since this is the first Compensation Committee meeting after our year-end and provides the earliest opportunity to review and assess performance for the previous year. As part of its review process, the Compensation Committee has access to the advice and input of Hewitt Associates.

Tax Considerations

        Section 162(m) of the Internal Revenue Code limits the corporate tax deduction to $1 million dollars for compensation paid annually to any one of our Named Executive Officers (other than our Chief Financial Officer), unless the compensation meets certain requirements. We believe that payments under our Senior Executive Bonus Plan and Senior Executive Longer-Term Performance Plan qualify for tax deductibility under Section 162(m).

        As explained below, the base salaries of our Named Executive Officers are set at the median of the range of the salaries of similarly situated executives at companies among a broad group of major U.S. manufacturing companies where the data have been size-adjusted using statistical techniques to reflect our relative size. The Compensation Committee intends to continue this policy notwithstanding the provisions of Section 162(m). As a result of the foregoing, the portion of our CEO's base salary that exceeded $1 million dollars in 2009 will not qualify for tax deductibility under Section 162(m).

Compensation Program Elements

        Our executive compensation program consists of three principal elements: base salary, annual bonus and longer-term compensation. In total, these elements are designed to fulfill our basic goals of linking pay to performance and paying competitively. All officers participate in each element of the program, but in varying degrees.

Benchmarking Compensation Elements

        In determining compensation for 2009, we and the Compensation Committee primarily used survey data provided by Hewitt Associates to determine competitive levels of pay. The survey information includes 186 U.S. manufacturing corporations and the Compensation Committee has chosen not to create a more specific compensation peer group. The companies in the database have annual sales volumes ranging from $420 million to $265 billion, with average sales of $13 billion. Hewitt Associates did not provide, and our Compensation Committee and management did not receive, review or consider, compensation data for any of the 186 individual companies which comprised Hewitt Associates' survey database results.

        We compare each of our officer positions to the similar positions among U.S. manufacturing companies in Hewitt Associates' survey database using regression analysis to calculate and target median levels of base salary, target annual bonus participation, and longer-term grant target value for scope of responsibility for each position.

        We and the Compensation Committee believe that the broader survey base of major U.S. manufacturing companies provides a reasonable and more useful measure of market compensation and allows more consistent year-to-year market comparison than a smaller peer group of companies. The survey's statistical tools calculate market compensation for the specific levels of responsibility for each position. For example, we use our total sales to calculate the market median compensation levels for officers who have overall responsibility relating to our entire company, while we use the sales for an operating segment for officers responsible for that business.

Base Salary

        We review the base salary of our officers annually. We normally set base salary in the median range of base salaries of similarly situated executives of similarly sized U.S. manufacturing companies. The survey data provide regression formulas to calculate market compensation percentile levels for the U.S. manufacturing companies in the database, considering each position's scope and the size of the company.

        The Compensation Committee considers other factors beyond market data when determining salaries. These factors include experience, tenure, potential, internal equity and performance. This may result in an individual's base salary being set above or below the median level. We develop a plan to ensure that the employee is at or near the median in a reasonable amount of time, usually two to three years, assuming acceptable levels of performance are met. This is currently the situation with our Chief Financial Officer, P. J. Ward, who is below the market median due to his short tenure in this position. Other than Mr. Ward's base salary, none of the individual Named Executive Officers' base salaries differed materially from the median of base salaries of similarly situated executives of similarly sized U.S. manufacturing companies.

        In 2009, the only adjustment to the base salaries of our Named Executive Officers, along with all other officers, was the decrease of 10% described above in response to economic conditions.

Annual Bonus

        We design annual bonus opportunities for our executives to link executive pay to our annual financial performance. Annual bonuses are equal to an executive's annual base salary, multiplied by the participation percentage assigned to the executive's position and multiplied by a payout factor based on our company's actual performance against plan for that year. There is no discretionary element to computing annual bonuses.

        For example:

$550,000	Annual Base Salary
× 60%	Participation Percentage
× 0.8	Payout Factor based on Company performance for the year

$264,000	Annual Bonus

        Each participant has a participation rate as a percent of his or her annual base salary. Participation rates are based on the same survey data as base salaries and are set at the median of the range for similarly situated executives at similarly sized companies. The participation rates for 2009, expressed as a percentage of the unreduced base salary for our Named Executive Officers were:

T. M. Solso	110%
T. Linebarger	75%
J. D. Kelly	65%
R. J. Freeland	65%
P. J. Ward	60%

        The payout factor is calculated based on a formula annually approved by the Compensation Committee. For purposes of the payout factor, we measure our performance by Return On Average Net Assets, or ROANA, as defined by the plan. ROANA is calculated as follows:

  The numerator is Segment EBIT, which for compensation purposes is defined as our direct earnings before interest expense, provisions for income taxes and non-controlling interests in earnings of consolidated subsidiaries and before consideration of any corporate expense allocations. The denominator is Average Net Assets which is derived directly from our consolidated balance sheet and excludes debt and related financing accounts, deferred tax amounts and certain pension and post retirement liability accounts. Average Net Assets are then allocated to the appropriate operating segment.

        Payout factors are determined using actual ROANA measures compared to plan target ranges as described below.

        For officers working outside the corporate staff, 50% of their annual bonus is based upon the performance of their specific operating unit and 50% of the bonus is based upon our consolidated corporate performance. The definition of performance is the same for both the operating and corporate elements of the plans.

        We have selected ROANA as the single performance measure under our annual bonus program because we believe it appropriately balances profitability and management of our assets.

        In setting the annual financial targets for the purpose of determining our executives' annual bonus opportunity for that year, the Compensation Committee reviews the levels of difficulty of the annual operating plan (AOP) for each unit, considering the markets involved and the current economic environment. The Compensation Committee then establishes appropriate challenging targets to receive a 1.0 payout. We set the 1.0 payout factor at AOP. The payout factors range from 0 to a maximum of 2.0 in increments of 0.1. Payouts starting at 0.1 would have resulted from meeting 60% of AOP while 120% of

AOP was required to earn a 2.0 payout factor. Our consolidated corporate performance is the weighted average payout of the operating unit measures. Setting the targets with appropriate levels of difficulty underscores the importance of achieving or exceeding the performance commitments each operating segment establishes annually. This approach requires increasingly difficult targets during economic upturns, and realistic goals that maximize performance during cyclical downturns. As evidence of the difficulty of the targets, over the last ten years the 1.0 target level has been achieved or exceeded only 40% of the time.

        The targets for 2009 were established at a time when the impact of the worldwide economic recession was uncertain. We anticipated a significant reduction in our sales compared to a record 2008. In past recessions, we have experienced operating losses. The performance required to achieve a 1.0 target payout factor equated to the fifth highest EBIT performance in our history. Targets for a 1.0 payout factor required significantly superior performance to our past results in times of downturns and required us to earn a healthy margin overall.

        The 2009 annual bonuses for T. M. Solso, T. Linebarger, R. J. Freeland, and P. J. Ward were based on the corporate weighted average formula. The payout factor for the corporate weighted average formula was 0.8. The 2009 annual bonus for J. D. Kelly was based one half on the corporate weighted average formula and one half on the performance of the engine operating segment. The payout factor for the portion of Mr. Kelly's 2009 annual bonus determined by the engine operating segment performance was 1.3.

        Performance varied by operating segment, resulting in the 2009 payout factor for each of the Named Executive Officers varying between 0.8 and 1.05.

Operating Segment	ROANA for 1.0 Payout Factor	Weightings for Calculating Corporate Bonus
Engine Business	25.18%	28.3%
Power Generation Business	32.61%	37.1%
Distribution Business	27.49%	26.4%
Components Group	7.89%	8.2%

		100%

        The components group segment ROANA represents the weighted average performance targets for the businesses within that segment.

        In addition to the financial measures used to determine the payout factor, minimum levels of consolidated corporate performance called "performance hurdles" are required, ensuring that certain cash flow and other commitments are met. Regardless of our financial performance with respect to the operating measures described above, the performance hurdles must be achieved in order for any annual bonus to be paid. For 2009, the performance hurdles required three conditions: (1) that our net income, including the bonus payout expense, must be greater than zero; (2) that our free cash flow, defined as cash flow from operations less capital, software and joint venture investments, must be equal to or greater than our projected dividend payments; and (3) that all payouts were subject to review by our Chief Financial Officer to ensure that such payments will not cause any company metric to be less than the credit metrics required for an investment grade or constitute a violation of any loan covenants or other financial restrictions in existence.

        For 2010, we have removed the second hurdle which is free cash flow. We believe it is necessary to continue to invest in growth and also return value to our shareholders through sustainable dividends. We adopted this hurdle in 2003 given the nature of the balance sheet and liquidity position at that time. Given the comparative strength of the balance sheet today as well as what we believe to be our strong cash and liquidity position, we no longer believe this hurdle is necessary.

        Performance targets established for our 2010 annual bonus plan reflect targets set in our 2010 annual operating plan as approved by our Board. For the 2010 annual bonus plan, target ROANA is based on sales and EBIT levels that are relatively flat when compared to 2009 levels. We expect lower demand for engine and component products in the U.S. to pressure our operating margins in 2010. The targets for the 2010 annual bonus plan were established taking into consideration these factors. A 1.0 payout factor requires the company to perform at higher EBIT margins than we have experienced in prior downturns on relatively flat sales compared to 2009.

Longer-Term Compensation

        Our longer-term compensation program consists of performance cash awards and stock-based grants. The Compensation Committee believes an equal payout opportunity from each type of performance-based award is appropriate, and grants have been made accordingly.

        Beginning in 2009, the Compensation Committee decided to use a blended approach for stock-based awards, adding stock option grants to awards of performance shares. From 2004 through 2008, annual grants were comprised solely of target awards of performance shares with no stock options awarded to any of the Named Executive Officers.

        The Compensation Committee believes that the combination of performance shares and stock options provides flexibility in how we pay for performance, recognizing that performance shares provide value to participants for achieving financial targets, even if our stock price declines from the grant date, while stock options appreciate in value only if our stock price increases after the grant date and have a longer-term focus on stock price growth—potentially up to their full ten-year term. The Compensation Committee believes that a blended approach of granting both performance shares and stock options balances pay for performance, provides more flexibility for participants, and strengthens the linkage of the interests of our Named Executive Officers with the interests of our shareholders.

Longer-Term Grant Methodology

        In determining the appropriate market levels for longer-term grants, the Compensation Committee uses a valuation methodology developed by its consultant to compare the value of the grants to the market. This method calculates a present value for the performance cash, performance shares and stock options. A six-month average price of our stock is used in calculating the present value of the performance shares for market comparisons. We believe the six-month average is most appropriate as it eliminates any unforeseen gains or losses in value associated with a temporary spike or drop. Stock options are valued using the Black-Scholes model. The projected value of the longer-term grants is evenly divided between cash and stock awards. Under our valuation model for the stock options, the ratio of stock options to performance shares awarded in 2009 was approximately 2.5:1.

        Grant amounts under the longer-term plan have been set to provide an "at target" total compensation opportunity at the median of the comparable level of longer-term incentive compensation provided by similarly-sized U.S. manufacturing companies for similar positions and scope. The Compensation Committee reviews the proportion of total compensation that is dependent on our performance in determining the allocation of the compensation opportunity among each of the elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on our performance than do less senior positions.

        ROE has been the measure on which performance cash and performance shares are earned because we believe that it provides a measure of profitability relative to the shareholder's stake in us over the performance period, and because historical data have indicated a strong, positive correlation between ROE and our stock price growth.

        We believe that the performance shares forge a strong linkage of interests between management and shareholders since the value participants actually receive is determined by both our financial performance relative to our pre-established financial goal, as well as our stock price. We believe that a two-year performance measurement period provides the ability to set targets that are focused and more accurately planned than could be done for longer timeframes. Furthermore, the additional year of restriction for earned performance shares beyond the two-year performance period provides a longer retention time-frame for the participants, and ensures continued focus on sustained stock price growth for that period.

Performance Cash Awards

        Performance cash awards are granted as target awards expressed as a dollar amount for each participant. Multiples of the target award are earned and paid in cash, ranging from zero to two times the target award, based on how well we achieve or exceed performance measures established by the Compensation Committee over a specified measurement period. Annually the Compensation Committee grants target awards to be earned based on our performance over a period of time called the "award cycle." Since 2003, the award cycles have been overlapping two-year periods, and the performance measure determining the actual payouts has been our consolidated return on equity, or ROE.

        The target award will be paid if we achieve target ROE based on (1) our annual operating plan for the first year and (2) an agreed target level for the second year of the award cycle, measured cumulatively for the two-year award cycle period. The ROE for each award cycle is calculated as the cumulative net income for the two-year period divided by the average equity for the two-year period, divided by two. The average equity for the two-year award cycles is calculated using nine points: the beginning of the first year of the award cycle and each of the eight quarter-ending values. The numerator is profit after tax, or PAT, for the two-year period, which includes the planned impact associated with special charges resulting from restructuring actions. These restructuring charges are included when the savings associated with the restructuring costs are realized during the same period. The equity calculation is adjusted for changes to equity related to unrecognized pension and other post employment benefit, or OPEB, amounts and equity transactions not built into the operating plan such as Common Stock repurchases. The Compensation Committee has the discretion to adjust the payouts downward, but not upward, once it establishes the performance measures each year.

        The overall degree of difficulty for achieving the annual operating plan was discussed as part of the Compensation Committee's annual bonus discussion. As an indication of the difficulty of the targets, the payout factors have averaged only 0.96 over the last 15 years, and have met or exceeded the 1.0 target less than 50% of the time.

        The performance cash payouts made in 2009 were for the 2007-2008 award cycle. A 2.0 payout factor for that award cycle required performance equal to 120% of the target performance level. The target award was set at 17.87% ROE. Actual performance for 2007-2008 was 20.17% ROE. Therefore, the payout factor was 1.4.

        For the 2008-2009 award cycle, with payout in 2010, the target award required an ROE of 20.83% for the two-year period. The maximum that can be paid is 200% of the target award for performance that represents significant improvement above the 1.0 target level; performance equal to 120% of the target performance level would be required for a 2.0 payout factor. The threshold payout is 10% of the target award; performance equal to 60% of the target performance level would be required for a 0.1 payout factor. Actual performance for 2008-2009 was 14.69% ROE. Therefore, the payout factor was 0.3.

        For the 2009-2010 award cycle, with payout in 2011, the target award requires an ROE of 15.38% for the two-year period. The maximum that can be paid is 200% of the target award for performance that represents significant improvement above the 1.0 target level; performance equal to 120% of the target performance level would be required for a 2.0 payout factor. The threshold payout is 10% of the target award; performance equal to 60% of the target performance level would be required for a 0.1 payout factor.

Stock and Option Awards

        The target grant value of the stock-based grants made in 2009 was comprised equally of performance shares and stock options. We believe this 50/50 split between performance shares and stock options provides an appropriate time horizon of two to ten years. The target amount of the total stock awards (performance shares and stock options) was not increased in comparison to the level of the 2008 award of performance shares.

        The target award of performance shares granted to each participant is expressed as a number of shares of our Common Stock. A percentage of the target award number of shares will be earned, ranging from zero to 200%, based on the same ROE performance measures and, therefore, the same payout factor as the performance cash grants previously discussed. Any performance shares that are earned remain restricted for one additional year. Any performance shares will be forfeited if the participant ceases to be an employee during the restriction period, unless an exception is approved by the Compensation Committee. Such exceptions are rarely made, except in the instance of retirement.

        We granted stock options representing approximately half of the target value of stock-based grants with an exercise price per share equal to the average of the high and low trading prices of a share of our Common Stock on the grant date. The stock options will vest and become exercisable with respect to all of the underlying shares of our Common Stock on the second anniversary of the grant date, or upon the recipient's earlier retirement, death or disability, so long as the recipient is continuously employed by us or a subsidiary until such date or event.

Stock Ownership Requirements

        The Compensation Committee believes that our officers should own significant amounts of our stock. To underscore this, we have adopted formal stock ownership guidelines requiring our officers to own such number of shares of our Common Stock having a total value equal to the following multiples of their respective base salary: CEO, five times base salary; other designated officers (including all of the Named Executive Officers other than the CEO), three times base salary; all other officers, one times base salary.

        Because our stock value varies throughout the year, these ownership requirements are expressed as a set number of shares for defined bands of salary. The numbers of shares required are reviewed annually and established by the Compensation Committee based on the average market price of our stock over a three-year period.

        Officers have five years from the date of their initial appointments to meet their requirement. An officer whose salary increases to the level of a new salary band (and higher stock ownership requirement) will have three years to achieve the new higher level.

        All of the Named Executive Officers are in compliance with their stock ownership requirement.

        As described under "Director Compensation," we have also adopted formal stock ownership guidelines for non-employee members of our Board, requiring stock ownership equal to three times the amount of their total annual retainer fee. Directors have until the sixth anniversary of their appointment to meet their stock ownership requirement. All directors are in compliance with their stock ownership requirement.

        Officers and directors are prohibited from engaging in forms of hedging or monetization transactions involving the establishment of a short position in our securities, such as zero-cost collars and forward sale contracts.

Benefits

        Our officers, including our Named Executive Officers, participate in the full range of health, welfare and retirement benefits and are covered by the same plans as other exempt employees. We target our total benefit package to be at the median of the market for U.S. manufacturing companies.

        In addition to these benefits, our officers, including our Named Executive Officers, participate in our Supplemental Life Insurance and Deferred Income Program. This program is provided to attract and retain key leadership talent in senior positions. This program provides additional life insurance equal to three times base salary while the officer is an active employee, and additional retirement payments, which are offset by and coordinate with payments from our regular retirement plans. The supplemental retirement provision "tops up" the pension available from our regular pension plans to provide a total benefit based on a percentage of the officer's highest average consecutive sixty-month (five years) base salary and annual bonus received during the last ten years of employment. The total replacement formula is 2% for each of the first 20 years and 1% for each of the next 10 years, with a maximum 50% total after 30 years of service. The two highest compensated Named Executive Officers (Messrs. Solso and Linebarger) receive an additional benefit, exceeding the benefit for other participants by 10%.

        Our officers, including our Named Executive Officers, are eligible to participate in our non-qualified deferred compensation plan, as are all exempt U.S. employees whose salaries equal or exceed $100,000. This program is designed to provide opportunities for capital accumulation on a tax-deferred basis and financial planning, and to meet competitive market practice.

Perquisites

        Perquisites do not comprise a major element in our executive compensation program.

        We provide support to our Named Executive Officers for the services of a financial counselor. The financial counselor provides estate and tax planning advice and tax return preparation. The fees for these services are detailed in the Summary Compensation Table. Since these financial counselors are familiar with our compensation and retirement plans, our Named Executive Officers' financial planning and tax return preparation are enhanced, thereby providing a benefit to our company and our Named Executive Officers.

        Our officers, including our Named Executive Officers, may use our aircraft for reasonable personal use, following a prescribed approval process. The Compensation Committee reviews the level of usage annually. We believe that our officers' ability to use a company plane for limited personal use saves time and provides additional security for them, thereby benefiting our company. The aggregate incremental cost to us of such personal use by our Named Executive Officers is detailed in the Summary Compensation Table.

        Executive physical examinations are available for all officers, including our Named Executive Officers. The Compensation Committee considers this practice to be good corporate governance and a direct benefit to our company.

Post-Employment Compensation and Change in Control Protections

        We do not have formal severance agreements with any of our Named Executive Officers, but we have a policy of paying severance under certain circumstances to officers whose employment is terminated, and certain of our plans provide for other benefits upon certain changes in control and terminations of employment, each as described in detail under "Payments Upon a Qualified Termination Following a Change in Control." The Compensation Committee believes the change in control and termination benefits that we provide our Named Executive Officers are consistent with the Compensation Committee's overall objectives and are similar to benefits offered to executives of comparable companies. The purposes of these benefits are to permit our key executives to concentrate on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an impact on their job security and to enable them to give advice on any potential change in control of our company without undue concern regarding its potential impact on their personal financial security and future. The Compensation Committee selected the triggering events for change in control and termination benefits to our Named Executive Officers based on its judgment that these events were likely to result in the job security distractions and retention concerns described above.

        Our change in control compensation protection plans require the occurrence of two events to trigger payments: (1) a "Change in Control", and (2) termination or reduction in responsibilities and circumstances of the officer within two years of the Change in Control.

        Upon the occurrence of both triggering events, certain benefits would be provided to all of our Named Executive Officers plus five other senior officers, including a severance payment equal to three years' base salary plus three annual bonus payments calculated at a 1.0 payout factor. We would also provide for the full vesting of certain insurance and retirement benefits and the continuation for the three-year severance period of certain other benefits.

        In addition to the severance provisions of the change in control compensation protection plans, there are provisions within our longer-term compensation plans that provide payment of outstanding awards in the event of a Change in Control, without requiring constructive termination of the officer.

        Because of the application of the "golden parachute" excise tax provisions of Internal Revenue Code Sections 280G and 4999, we have, under a long-standing plan, provided our Named Executive Officers with a gross-up payment if necessary so that the executive will receive the same economic terms as if there were no excise tax. The effects of Sections 280G and 4999 generally are unpredictable and can have different impacts on the executive based on his or her personal compensation history. To provide an equal and predictable level of benefits across individuals, the Compensation Committee has determined it is appropriate and consistent with competitive pay packages to pay the cost of the excise tax plus an amount needed to pay income taxes due on such additional payment.

Confidentiality and Non-Compete Agreements

        Each officer, including each of our Named Executive Officers, has signed an agreement not to disclose our confidential information or to accept employment with certain competitors during, and for 12 months subsequent to, the time the officer is employed by us.

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted,
GEORGIA R. NELSON, CHAIR ROBERT J. DARNALL WILLIAM I. MILLER ALEXIS M. HERMAN ROBERT J. BERNHARD

        A summary compensation table and supplemental tables on the following pages disclose compensation information for our Named Executive Officers during our last three completed fiscal years (or such shorter period for which the Named Executive Officer was a Named Executive Officer) and our last completed fiscal year, respectively.

SUMMARY COMPENSATION TABLE AND SUPPLEMENTAL TABLES

Name and Principal Position	Year	Annual Salary	Bonus	(1) Stock Awards	(2) Option Awards	(3) Non-Equity Incentive Plan Compensation	(4) Change in Pension Value and NQ Deferred Compensation Earnings	(5) All Other Compensation	Total Compensation
T. M. Solso, Chairman and CEO	2009	$1,139,250	$0	$610,447	$642,637	$4,452,000	$1,489,788	$96,215	$8,430,337
	2008	$1,210,000	$0	$2,338,881	$0	$5,390,800	$3,078,182	$168,907	$12,186,770
	2007	$1,110,000	$0	$3,032,681	$0	$6,274,000	$3,340,221	$148,409	$13,905,311
T. Linebarger, President and	2009	$678,125	$0	$183,152	$192,830	$1,236,800	$2,134,478	$21,195	$4,446,580
Chief Operating Officer	2008	$695,000	$0	$784,022	$0	$1,473,400	$745,281	$22,107	$3,719,810
	2007	$615,000	$0	$713,903	$0	$1,820,000	$601,285	$27,442	$3,777,630
J. D. Kelly, Vice President and	2009	$524,417	$0	$122,162	$128,527	$1,104,250	$593,223	$20,878	$2,493,457
President—Engine Business	2008	$560,000	$0	$467,580	$0	$1,228,800	$994,673	$29,972	$3,281,025
	2007	$520,000	$0	$642,231	$0	$1,566,800	$1,004,379	$24,114	$3,757,524
R. J. Freeland, Vice President and	2009	$461,125	$0	$100,679	$106,006	$854,600	$950,095	$19,860	$2,492,365
President—Components
P. J. Ward, Vice President and	2009	$361,667	$0	$91,576	$96,376	$329,200	$468,359	$19,776	$1,366,954
Chief Financial Officer	2008	$351,667	$0	$234,035	$0	$289,492	$329,886	$21,745	$1,226,825

(1)
The Stock Awards column represents the fair value on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 which we refer to as ASC Topic 718 for stock awards pursuant to the 2003 Stock Incentive Plan, based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Reports on Form 10-K in the Notes to Consolidated Financial Statements for 2009, 2008 and 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Included are the recognized expenses for grants of performance shares made in February 2007, February 2008, and February 2009 to each of the Named Executive Officers. Performance shares are earned and converted to shares of restricted stock based on our financial performance over a two-year period. The shares of restricted stock so earned remain restricted for one additional year. The maximum values of the 2009 awards at the grant date assuming that the highest level of performance conditions are attained, are as follows: T. M. Solso—$1,220,894; T. Linebarger—$366,305; J. D. Kelly—$244,325; R. J. Freeland—$201,358; P. J. Ward—$183,152.

(2)
The Option Awards column represents the fair value on the grant date computed in accordance with ASC Topic 718 for option awards pursuant to the 2003 Stock Incentive Plan. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended December 31, 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
The amounts shown in this column for 2009 consist of (i) payments made in March 2010 under the Senior Executive Target Bonus Plan for 2009 performance and (ii) payments made in 2009 for the Senior Executive Longer-term Performance Plan based on the 2007-2008 Award Cycle. The payments for each Named Executive Officer from these sources were:

	T. M. Solso	T. Linebarger	J. D. Kelly	R. J. Freeland	P. J. Ward
Senior Executive Target Bonus Plan	$1,108,800	$450,000	$395,850	$265,200	$192,000
Senior Executive Longer-Term Performance Plan	$3,343,200	$786,800	$708,400	$589,400	$137,200

TOTAL	$4,452,000	$1,236,800	$1,104,250	$854,600	$329,200
(4)
The aggregate changes during 2009 in the actuarial present value of each Named Executive Officer's pension plans and the above market earnings on non-qualified deferred compensation are as follows:

	T. M. Solso	T. Linebarger	J. D. Kelly	R. J. Freeland	P. J. Ward
Cummins Inc. Pension Plan A (Qualified)	$5,828	$39,402	$0	$0	$29,365
Cummins Excess Benefit Plan (Non-qualified)	$332,075	$95,253	$45,698	$82,978	$19,203
Supplemental Life Insurance and Deferred Income Program (Non-qualified)	$1,026,920	$1,984,396	$486,756	$840,294	$419,619

Total	$1,364,823	$2,119,051	$532,454	$923,272	$468,187
Above-market earnings on non-qualified deferred compensation:	$124,965	$15,427	$60,769	$26,823	$172

          "Above-market" is defined as the amount of earnings that exceeded 120% of the applicable federal long-term rate.

(5)
This column consists of the following for 2009:

	T. M. Solso	T. Linebarger	J. D. Kelly	R. J. Freeland	P. J. Ward
Financial Counseling	$9,487	$9,599	$9,103	$9,412	$10,383
Personal use of Company Aircraft	$64,876	$1,345	$0	$0	$0
Life Insurance Premiums	$13,277	$1,676	$3,200	$1,873	$818
Company Match in the Retirement and Savings Plan	$8,575	$8,575	$8,575	$8,575	$8,575

TOTAL	$96,215	$21,195	$20,878	$19,860	$19,776

          The Financial Counseling amounts include gross-ups to offset a portion of the taxable amounts for payments made in January, 2009 only. The practice of providing gross-ups to offset taxes was discontinued in February, 2009.

          Personal Use of Company Aircraft was calculated using an average indicated hourly cost of $1,680.72 which is the incremental cost incurred by the Company. This cost is calculated based on the Company's annual average fuel cost and other expenses derived from published industry averages.

        The following table complements the disclosures set forth in columns captioned Stock Awards and Option Awards of the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

											(5)	(6)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)
											Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
T. M. Solso	2/9/09	2/9/09(1)	$138,600	$1,386,000	$2,772,000
	2/9/09	2/9/09(2)	$266,000	$2,660,000	$5,320,000
	3/2/09	2/9/09(3)				3,353	33,530	67,060				$610,447
	3/2/09	2/9/09(4)							0	82,750	19.42	$642,637
T. Linebarger	2/9/09	2/9/09(1)	$56,250	$562,500	$1,125,000
	2/9/09	2/9/09(2)	$79,800	$798,000	$1,596,000
	3/2/09	2/9/09(3)				1,006	10,060	20,120				$183,152
	3/2/09	2/9/09(4)							0	24,830	19.42	$192,830
J. D. Kelly	2/9/09	2/9/09(1)	$37,700	$377,000	$754,000
	2/9/09	2/9/09(2)	$53,200	$532,000	$1,064,000
	3/2/09	2/9/09(3)				671	6,710	13,420				$122,162
	3/2/09	2/9/09(4)							0	16,550	19.42	$128,527
R. J. Freeland	2/9/09	2/9/09(1)	$33,150	$331,500	$663,000
	2/9/09	2/9/09(2)	$43,900	$439,000	$878,000
	3/2/09	2/9/09(3)				553	5,530	11,060				$100,679
	3/2/09	2/9/09(4)							0	13,650	19.42	$106,006
P. J. Ward	2/9/09	2/9/09(1)	$24,000	$240,000	$480,000
	2/9/09	2/9/09(2)	$39,900	$399,000	$798,000
	3/2/09	2/9/09(3)				503	5,030	10,060				$91,576
	3/2/09	2/9/09(4)							0	12,410	19.42	$96,376

(1)
Named Executive Officers participate in the Annual Bonus Plan, as described in the Compensation Discussion and Analysis. The payout is calculated based on a formula approved by the Compensation Committee annually. Each participant is assigned a participation rate as a percent of salary. For purposes of this Plan, Company performance is measured by ROANA as defined by the Plan. The Annual Bonus is calculated as follows.

(Annual Bonus) equals (Annual Base Salary) times (participation percentage assigned to each position) times (Payout Factor)

The Payout Factors could range from zero to 2.0, in increments of 0.1.

(2)
The Company made Target Awards, expressed as dollar amounts, under its Longer-Term Performance Plan and Senior Executive Longer-Term Performance Plan in 2009. A multiple of the Target Award is earned based on the Company's Return on Equity (ROE) performance during 2009-2010. The amount earned and paid would range from zero to 200% of the Target Award amount. The Target Award will be earned if the Company's ROE for 2009-2010 is equal to the targeted ROE level established for that period as described in the Compensation Discussion and Analysis. The Threshold Payment (10% of the Target Award) will be earned if the Company's ROE is 60% of the targeted ROE for the period. The Maximum Payment (200% of the Target Award) will be earned if the Company's ROE is 20% above the targeted ROE for the period. The payments would be made in March 2011.

(3)
The Company made Target Awards of performance shares under its 2003 Stock Incentive Plan in 2009. The awards are expressed as a target number of shares of the Company's Common Stock. Shares are earned based on the Company's ROE performance during 2009-2010, based on the same measures as established for the Target Awards under the Longer-Term Performance Plan and Senior Executive Longer-Term Performance Plan. The number of shares earned can range from zero to 200% of the Target Award number of shares. The Target Award number of shares will be earned if the Company's ROE for 2009-2010 is equal to the targeted ROE established for the period as described in the Compensation Discussion and Analysis. The shares that are earned based on the Company's ROE performance for the 2009-2010 period become restricted stock for an additional year, with the restrictions lapsing in March 2012, if the participant remains an employee of the Company. Dividends become payable after the shares become earned, including the year they are restricted stock.

(4)
The Company awarded stock options under its 2003 Stock Incentive Plan. The options were granted on March 2, 2009 at a Grant Price of $19.42. The options are not exercisable until March 2, 2011 (or upon the recipient's earlier retirement, death or disability) so long as the recipient is continuously employed by the Company or a subsidiary until such date, vest on the same schedule and expire on the earliest of March 2, 2019, five years after retirement or disability, or one year after death.

(5)
The exercise price of the stock options is equal to the average of the high and low trading prices of our Common Stock on the grant date, which is higher than the closing market price of our Common Stock on the grant date ($18.45).

(6)
The Grant Date Fair Value for performance shares, based upon probable outcome of the performance conditions to which they are subject, is $18.206/share which is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under ASC Topic 718 excluding the effect of estimated forfeitures. The grant date fair value for stock option awards is the Black-Scholes value at grant date which is $7.766/share.

        The following two tables are intended to enhance understanding of equity compensation that has been previously awarded and remains outstanding, including amounts realized on equity compensation during the last year as a result of the vesting or exercise of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	(1) Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	(2) Number of Shares or Units of Stock That Have Not Vested (#)	(3) Market Value of Shares or Units of Stock That Have Not Vested ($)	(4) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(3) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
T. M. Solso	0	82,750	0	$19.42	3/2/2019	120,848	$5,542,089	81,200	$3,723,832
T. Linebarger	0	24,830	0	$19.42	3/2/2019	41,781	$1,916,077	24,360	$1,117,150
J. D. Kelly	0	16,550	0	$19.42	3/2/2019	38,925	$1,785,101	16,240	$744,766
R. J. Freeland	0	13,650	0	$19.42	3/2/2019	34,669	$1,589,920	13,400	$614,524
P. J. Ward	0	12,410	0	$19.42	3/2/2019	4,984	$228,566	9,800	$449,428

(1)
These stock options were granted on March 2, 2009 and will vest and become exercisable with respect to all of the underlying shares of our Common Stock on the second anniversary of the grant date, or upon the recipient's earlier retirement, death, or disability, so long as the recipient is continuously employed by us or a subsidiary until such a date or event.

(2)
Target Awards of performance shares were granted in February 2007 to be earned in a multiple ranging from zero to two times the Target Award, based on the Company's performance during 2007-2008. The performance shares became earned and converted to shares of restricted stock in February 2009, based on the Company's 2007-2008 performance. These restricted stock shares are shown in this column. The vesting date for the shares of restricted stock in this column was March 2, 2010. Also, Mr. Linebarger, Mr. Kelly, and Mr. Freeland each received a grant of 40,000 shares of restricted stock in 2006 (on a split-adjusted basis). These shares become vested in one-third annual increments March 17, 2008, March 17, 2009, and March 17, 2010. The March 2010 shares are included in the totals in this column, as of year-end 2009.

(3)
The price used to calculate the Market Value of outstanding shares was $45.86, the closing price of the Company's stock on the New York Stock Exchange on December 31, 2009, the last trading day of the year.

(4)
Target Awards of performance shares were granted in February 2008 and February 2009 to be earned in a multiple ranging from zero to two times the target awards, based on Company performance during 2008-2009 and 2009-2010, respectively. Earned shares will be converted to shares of restricted stock for one additional year. Performance during the previous award cycle exceeded threshold; therefore, target amounts are shown.

        The outstanding Target Awards of performance shares as of December 31, 2009 for the 2008-2009 and 2009-2010 Award Cycles:

Name	Grant Year	Number of Units of Performance Shares	Date Earned and Converted to Restricted Stock	Vesting Date for Shares of Restricted Stock
T. M. Solso	2008	47,670	3/2/2010	3/1/2011
	2009	33,530	3/2/2011	3/1/2012
T. Linebarger	2008	14,300	3/2/2010	3/1/2011
	2009	10,060	3/2/2011	3/1/2012
J. D. Kelly	2008	9,530	3/2/2010	3/1/2011
	2009	6,710	3/2/2011	3/1/2012
R. J. Freeland	2008	7,870	3/2/2010	3/1/2011
	2009	5,530	3/2/2011	3/1/2012
P. J. Ward	2008	4,770	3/2/2010	3/1/2011
	2009	5,030	3/2/2011	3/1/2012

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

	Option Awards		(1) Stock Awards		(3)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
T. M. Solso	0	$0	203,040		$4,223,232
T. Linebarger	0	$0	50,800		$1,056,640
			13,333	(2)	$310,392
J. D. Kelly	0	$0	45,680		$950,144
			13,333	(2)	$310,392
R. J. Freeland	0	$0	38,080		$792,064
			13,333	(2)	$310,392
P. J. Ward	0	$0	7,600		$158,080

(1)
Target awards of performance shares were granted in February 2006 to be earned in a multiple ranging from zero to two times the target award, based on the Company's performance during 2006-2007. The performance shares became earned and converted to shares of restricted stock in February 2008, based on the Company's 2006-2007 performance. These restricted stock shares became vested and were distributed February 27, 2009.

(2)
Mr. Linebarger, Mr. Kelly, and Mr. Freeland each received a grant of 40,000 shares of restricted stock in 2006 (on a split adjusted basis). These shares become vested in one-third annual increments on March 17, 2008, March 17, 2009, and March 17, 2010. The number of shares representing the one-third that became vested March 17, 2009 is shown in this table.

(3)
The values realized on vesting are calculated using the closing price of the Company's Common Stock on February 27, 2009 for the performance shares and March 17, 2009 for the restricted stock.

PENSION BENEFITS FOR FISCAL 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
T. M. Solso	Cummins Inc. and Affiliates Pension Plan (Qualified)	38	$1,067,591	$0
	Excess Benefit Plan (Non-qualified)		4,538,069	$0
	Supplemental Life Insurance Plan (Non-qualified)		16,342,262	$0
T. Linebarger	Cummins Inc. and Affiliates Pension Plan (Qualified)	17	$243,996	$0
	Excess Benefit Plan (Non-qualified)		465,734	$0
	Supplemental Life Insurance Plan (Non-qualified)		4,358,908	$0
J. D. Kelly	Cummins Inc. and Affiliates Pension Plan (Qualified)	33	$822,556	$0
	Excess Benefit Plan (Non-qualified)		547,039	$0
	Supplemental Life Insurance Plan (Non-qualified)		4,938,698	$0
R. J. Freeland	Cummins Inc. and Affiliates Pension Plan (Qualified)	31	$613,176	$0
	Excess Benefit Plan (Non-qualified)		273,170	$0
	Supplemental Life Insurance Plan (Non-qualified)		5,227,086	$0
P. J. Ward	Cummins Inc. and Affiliates Pension Plan (Qualified)	22	$188,117	$0
	Excess Benefit Plan (Non-qualified)		58,953	$0
	Supplemental Life Insurance Plan (Non-qualified)		1,388,660	$0

        The Cummins Inc. and Affiliates Pension Plan A is a Cash Balance Pension Plan ("Plan A"). Participants receive pay credits equal to 6% of total monthly pay, defined as base salary and annual bonus payments. Individual accounts are maintained for each participant. The accounts receive interest credits equal to 30-year Treasury bond rate plus 1%. Participants are 100% vested in the Plan A benefit upon attaining five years of service.

        The Excess Benefit Plan provides non-qualified pension benefits in excess of limitations imposed by the Internal Revenue Code on the benefits provided by the Plan A formula. It preserves the total benefit payable under the Plan A formula.

        The Supplemental Life Insurance and Deferred Income Plan provides a Supplemental Executive Retirement Plan ("SERP") Life Annuity benefit to our officers who participate in Plan A.

        The SERP benefit is based on a percentage of the highest five consecutive years of total compensation during the final ten years of the participant's career. Total Compensation for calculation of five year average pay is defined as base salary and annual bonus payments.

        The percentage is calculated as 2% of the participant's five year average pay for each of the first 20 years of service plus 1% of the participant's five year average pay for each of the next 10 years of service. The maximum is a 50% benefit after 30 years of service, except that an officer who is among our two highest paid Named Executive Officers at the time of retirement will receive an annual benefit equal to an additional 10%.

        The retirement benefit calculated by this formula is offset by the highest combined annuity available from Plan A and the Excess Benefit Plan, thus topping up the benefits available from those plans to total the target retirement benefit.

        Officers whose service and age total 80 (minimums of age 55 and 20 years service), or who were participants in the plan prior to 1997 and have at least 30 years of service, regardless of age, would qualify for immediate unreduced commencement of life annuity benefits. Therefore, Messrs. Solso, Kelly, and Freeland qualify for immediate commencement of unreduced benefits.

        Otherwise, after retirement or termination of employment, unreduced benefits may be commenced at age 60. Retired or terminated vested employees who do not qualify for unreduced benefits under the age and service conditions described in the previous paragraph may commence benefits as early as age 55, but the life annuity benefit would be reduced by .333% for each month the participant's age at commencement preceded 60.

        Vesting for the SERP benefit is 25% after five years service, increasing in 15% annual increments, with 100% vesting after 10 years service.

        The life annuity benefit has a 15-year certain payment, with a 50% benefit for surviving spouse or domestic partner.

        The SERP benefit accrued for service prior to 2005 may be elected as a lump sum payment. Benefits accrued after 2005 are subject to the provisions of Internal Revenue Code 409(A), which preclude lump sum distributions of such benefits.

        The actuarial table and discount rates used to calculate a lump sum payment under the SERP are the same as those used to make such calculations under the qualified Plan A.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2009

Name	(1) Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year ($)	(1) Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
T. M. Solso	$0	$0	$422,273	$0	$6,340,887
T. Linebarger	$0	$0	$68,066	$0	$1,115,859
J. D. Kelly	$0	$0	$238,375	$(240,315)	$3,737,499
R. J. Freeland	$565,031	$0	$159,613	$0	$2,896,830
P. J. Ward	$60,000	$0	$8,036	$0	$195,077

(1)
Amounts included in the above table that were also reported in the "Change in NQ Deferred Compensation Earnings" column of the Summary Compensation Table as "Above-market earnings" for the Non-Qualified Deferred Compensation Plan for each Named Executive Officer are: T. M. Solso $124,965; T. Linebarger $15,427; J. D. Kelly $60,769: R. J. Freeland $26,823; P. J. Ward $172. One hundred percent of the contributions made by R. J. Freeland and P. J. Ward are reflected in the Summary Compensation Table.

        Our 1994 Deferred Compensation Plan permits deferral of up to 100% of base salary, annual bonus, and/or payments from the Senior Executive Longer-Term Performance Plan.

        Accounts are credited with earnings based on each participant's selection among three alternatives: Standard & Poor's 500 Index, Barclays Capital Aggregate Bond Index, or 10-Year Treasury Bill + 2%, which had annual returns in 2009 of 23.45%, 4.81%, and 5.13% respectively.

        Crediting options may be changed annually. At the time of the election to defer, the participant chooses the time and the form of distribution. Choices for taking distribution are lump sum or annual installments, up to fifteen.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon a Change in Control Without a Qualified Termination or Upon a Qualified Termination Following a Change in Control

        In the event of Change in Control, as generally defined below, or upon a termination of employment within two years subsequent to a Change in Control, we will provide benefits to certain executives, including our Named Executive Officers.

        Upon a Change in Control, outstanding awards under our 2003 Stock Incentive Plan would become immediately vested and exercisable.

        Upon a termination of employment following a Change in Control, our Named Executive Officers, would be entitled to three years' salary plus three annual bonus payments calculated using a 1.0 payout factor. We would also provide for the full vesting of certain insurance and retirement benefits.

        Outstanding awards of performance cash would be paid on a pro-rated basis, calculated as the percentage of days of each respective Award Cycle that had elapsed as of the date of the Change in Control, and assuming a 1.0 payout factor. The value of supplemental and excess retirement (non-qualified) benefits will also be paid in cash. All amounts of compensation deferred under our Deferred Compensation Plan will be paid in cash. As described in our "Compensation Discussion and Analysis—Post-Employment Compensation," we would provide our executives with a gross-up payment, if necessary, due to application of the "golden parachute" excise tax provisions of Internal Revenue Code Sections 280G and 4999.

        Change in Control is generally defined as the occurrence of any of the following: (1) there shall be consummated (A) any consolidation or merger in which we are not the continuing or surviving corporation or pursuant to which our shares of Common Stock would be converted in whole or in part into cash, other securities or other property, other than a merger of our company in which the holders of Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transfer or a series of related transactions) of all or substantially all the assets of our company; or (2) the stockholders of our company approve any plan or proposal for the liquidation or dissolution of our company; or (3) any "person," other than our company or a subsidiary thereof or any employee benefit plan sponsored by our company or a subsidiary thereof, shall become the beneficial owner of 25% or more of the combined voting power of our then outstanding securities having the right to vote in the election of directors; or (4) at any time during a period of two consecutive years, individuals who, at the beginning of such period constituted our Board, shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by our company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

        The payments to each of our Named Executive Officers, assuming that the triggering event occurred on December 31, 2009, are estimated to be the following:

Payments		T. M. Solso	T. Linebarger	J. D. Kelly	R.J. Freeland	P. J. Ward
Severance	(1)	$7,177,275	$3,560,157	$2,595,863	$1,736,000	$2,282,568
Unvested Stock Option Spread	*(2)	$2,187,910	$656,505	$437,582	$328,120	$360,906
Unvested Restricted Stock	*(3)	$5,542,089	$1,916,076	$1,785,100	$228,566	$2,288,826
LTI Plan Payment	*(4)	$7,994,832	$2,398,150	$1,598,767	$942,928	$1,319,024
Retirement Benefit Payment	(5)	$0	$1,121,519	$322,834	$931,016	$375,541
Welfare Benefit Values	(6)	$27,927	$27,927	$27,927	$27,927	$27,927
Financial Advisory and 401(k) Benefit		$54,225	$54,225	$54,225	$54,225	$54,225
Excise Tax & Gross-Up	(7)	$0	$0	$0	$1,625,380	$0

Aggregate Payments		$22,984,258	$9,734,559	$6,822,298	$5,874,162	$6,709,017
*
These payouts would occur upon a Change in Control, without requiring termination of employment.

(1)
Severance payment equal to three times the Named Executive Officer's annual base salary at the time of the termination, plus three annual bonus payments at a 1.0 payout factor.

(2)
Total value of unvested stock options that would become vested upon a Change in Control, assuming a share price of $45.86 and a Change in Control date of December 31, 2009.

(3)
Total value of unvested restricted stock that would become vested upon a Change in Control, assuming a share price of $45.86 and a Change in Control date of December 31, 2009.

(4)
Pro-rated payouts of outstanding performance cash target awards for the 2009-2010 Award Cycle, all of the performance cash target awards for the 2008-2009 Award Cycle, and all of the performance share target awards for the 2009-2010 Award Cycle, all at target level, assuming a $45.86 share price for the performance shares.

(5)
Incremental actuarial value attributable to retirement for three years of additional service.

(6)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for three years following termination.

(7)
The calculation of the Excise Tax & Gross Up amount is based upon a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and 3.4% state income tax rate. Furthermore, it was assumed that no value will be attributed to reasonable compensation. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax.

Potential Payments upon Termination of Employment Other than Following a Change in Control

        The following tables summarize the estimated payments to be made to Named Executive Officers under provisions of plans or established practice in the event of termination of employment including resignation, involuntary termination, involuntary termination for cause, retirement, death and disability other than following a change in control.

        Termination for cause includes, but is not limited to: violation of our Treatment of Others Policy, violation of the Code of Conduct, theft or other acts of dishonesty, willful destruction of our property, refusal to obey a supervisor's reasonable instructions, conduct endangering the safety of employees or co-workers, falsification of our documents, or violation of our other rules or policies.

        We only report amounts where vesting requirements are waived and/or time of payment is accelerated, or benefits that are not generally available to our other exempt employees. Also, information is not repeated that is disclosed previously under the Pension Benefits Table, the Deferred Compensation Table, or the Outstanding Equity Awards Table, except to the extent that the amounts payable to the Named Executive Officer would be enhanced by the termination event described.

        The amounts shown assume the terminating event occurred on the last business day of 2009, and that the price per share of our common stock is the closing price as of that date, $45.86.

Severance

        We do not have formal severance agreements with any of our Named Executive Officers. However, the Committee has established a policy that any of our Named Executive Officers, if terminated other than for cause, will generally be entitled to receive up to 12 months' base salary as severance, paid as salary continuation, and a pro-rated portion of his or her annual bonus for the portion of the year prior to termination, payable at the normal time and using the same payout factors as for all other participants. All of these elements would require a signed release of claims agreement.

Accelerated Vesting of Longer-term Grants

        As described elsewhere in this proxy statement, currently we provide annual Target Award grants of performance cash and performance shares.

  •
  Performance Cash:

        If a participant's employment with the Company terminates during the first year of an Award Cycle, other than by reason of retirement, death or disability, the participant will not receive any payout for that Award Cycle. If a participant's employment terminates during subsequent years of an Award Cycle, the Compensation Committee, in its discretion, shall determine whether the participant will receive a proportionate payout of any payment with respect to the Award Cycle based on the period of employment during the cycle.

        If a participant retires, dies or becomes disabled during an Award Cycle, the participant or such participant's estate, as the case may be, shall receive a proportionate share of any payment with respect to the Award Cycle based on the period of employment during the cycle, regardless of the length of time of such employment.

  2008-2009 Award Cycle grants

        Since the entire Award Cycle had been completed at the time of the termination, all participants would be entitled to the payment at the normal time in February 2010. There would be no special acceleration; therefore, the amounts of these payments are not shown on the tables.

  2009-2010 Award Cycle grants

        Since the termination event is assumed to occur at the end of the first year of the Award Cycle, the Committee has the discretion to award one-half of the Target Award for the 2009-2010 Award Cycle. For purposes of this table, one-half of the Target Awards, assuming a Payout Factor of 1.0, is shown as payable under Retirement, Death, and Disability.

  •
  Performance Shares:

        In cases of retirement or termination without cause, the Committee has the discretion to continue awards in effect, or to accelerate vesting of outstanding awards.

        After the death or disability of a participant, the Committee may in its sole discretion at any time (i) terminate restrictions regarding awards; (ii) accelerate any or all installments and rights; and (iii) instruct us to pay the total of any accelerated payments in a single sum to the participant, the participant's estate, beneficiaries or representative. Assumptions below are based on historic practice.

  2007-2008 Award Cycle grants

        Target Awards of shares were earned based on our performance during 2007-2008 and converted to restricted stock in February 2009. The shares would have become vested March 1, 2010, so it is assumed that the Committee would accelerate the vesting of these shares in all of the termination events, except voluntary termination and termination for cause.

  2008-2009 Award Cycle grants

        Performance shares would have been earned based on our performance during 2008-2009 and converted to restricted stock in February 2010, and remained restricted until March 1, 2011. No shares would be payable in the event of termination for cause or voluntary termination. However the Committee would have the discretion to accelerate payment in the event of involuntary termination without cause, retirement, disability or death.

  2009-2010 Award Cycle grants

        Performance shares would become earned based on our performance during 2009-2010 and converted to restricted stock in February 2011, and would remain restricted until March 1, 2012. Since the shares were not earned, it is assumed no payments were accelerated.

  •
  Stock Options:

  2009-2010 Award Cycle grants

        Stock options were granted on March 2, 2009 and will vest and become exercisable with respect to all of the underlying shares of our Common Stock on the second anniversary of the grant date, or upon the recipient's earlier retirement, death or disability, so long as the recipient is continuously employed by us or a subsidiary until such date or event.

Executive Life Insurance

        Each of the Named Executive Officers participates in the Supplemental Life Insurance and Deferred Income Program, whereby officers are eligible for life insurance equal to three times base salary. Since this is a program not participated in by non-officer employees, the values of this incremental coverage are shown in the table.

Outplacement, Welfare Benefits, and Financial Counseling

        Outplacement assistance and welfare benefits will be provided only in the case of involuntary not-for-cause termination. Financial counseling support will not be provided in cases of voluntary termination and termination for cause.

        The payments to each of our Named Executive Officers, assuming that the triggering event occurred on December 31, 2009, are estimated to be the following:

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
T. M. Solso
Severance	$0	$1,260,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2009-2010 Award Cycle	$0	$0	$0	$1,330,000	$1,330,000	$1,330,000
Performance Shares 2007-2008 Award Cycle	$0	$5,542,089	$0	$5,542,089	$5,542,089	$5,542,089
Stock Options 2009-2010 Award Cycle	$0	$0	$0	$2,187,910	$2,187,910	$2,187,910
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,309	$0	$0	$0	$0
Financial Counseling	$0	$9,500	$0	$9,500	$9,500	$9,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$3,780,000	$0
Aggregate Payments	$0	$6,832,898	$0	$9,069,499	$12,849,499	$9,069,499

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
T. Linebarger
Severance	$0	$750,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2009-2010 Award Cycle	$0	$0	$0	$0	$399,000	$399,000
Performance Shares 2007-2008 Award Cycle	$0	$1,304,625	$0	$0	$1,304,625	$1,304,625
Stock Options 2009-2010 Award Cycle	$0	$0	$0	$0	$656,505	$656,505
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,309	$0	$0	$0	$0
Financial Counseling	$0	$9,500	$0	$0	$9,500	$9,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$2,250,000	$0
Aggregate Payments	$0	$2,085,434	$0	$0	$4,619,630	$2,369,630

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
J. D. Kelly
Severance	$0	$580,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2009-2010 Award Cycle	$0	$0	$0	$266,000	$266,000	$266,000
Performance Shares 2007-2008 Award Cycle	$0	$1,173,649	$0	$1,173,649	$1,173,649	$1,173,649
Stock Options 2009-2010 Award Cycle	$0	$0	$0	$437,582	$437,582	$437,582
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,309	$0	$0	$0	$0
Financial Counseling	$0	$9,500	$0	$9,500	$9,500	$9,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,740,000	$0
Aggregate Payments	$0	$1,784,458	$0	$1,886,731	$3,626,731	$1,886,731

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
R. J. Freeland
Severance	$0	$510,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2009-2010 Award Cycle	$0	$0	$0	$219,500	$219,500	$219,500
Performance Shares 2007-2008 Award Cycle	$0	$978,469	$0	$978,469	$978,469	$978,469
Stock Options 2009-2010 Award Cycle	$0	$0	$0	$360,906	$360,906	$360,906
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,309	$0	$0	$0	$0
Financial Counseling	$0	$9,500	$0	$9,500	$9,500	$9,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,530,000	$0
Aggregate Payments	$0	$1,519,278	$0	$1,568,375	$3,098,375	$1,568,375

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
P. J. Ward
Severance	$0	$400,000	$0	$0	$0	$0
Accelerated Vesting of longer-term Grants:
Performance Cash 2009-2010 Award Cycle	$0	$0	$0	$0	$199,500	$199,500
Performance Shares 2007-2008 Award Cycle	$0	$228,566	$0	$0	$228,566	$228,566
Stock Options 2009-2010 Award Cycle	$0	$0	$0	$0	$328,120	$328,120
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$9,309	$0	$0	$0	$0
Financial Counseling	$0	$9,500	$0	$0	$9,500	$9,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,200,000	$0
Aggregate Payments	$0	$659,375	$0	$0	$1,965,686	$765,686

 DIRECTOR COMPENSATION

        Each of our non-employee directors is paid a $150,000 annual retainer fee, $75,000 of which is paid in cash and $75,000 of which is paid in the form of our Common Stock. We also provide additional cash fees to the chairmen of our various committees. In 2009, the amounts of these additional fees ranged from $5,000 to $10,000. Our Lead Director received an additional cash retainer of $12,500. Committee members also receive $1,000 for attending a committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of our Board. Based on benchmarking data provided by our compensation consultant and analyzed by our Compensation Committee, we have made increases in the Lead Director and Committee Chairman fees effective January 1, 2010 as explained in the table below.

        In response to then-worsening economic conditions and similar compensation limitations placed on all officers, including our Named Executive Officers, our directors agreed to waive 10% of the cash portion of their base director retainer fee for 2009. We intend to return to the regular payment in May 2010.

        As part of our overall support of charitable and educational institutions we previously established the Cummins Inc. Charitable Bequest Program in which non-employee directors first elected prior to 2004 are eligible to participate. Following the death of such a director we will donate 10 equal annual installments of $100,000 to one or more qualifying institutions designated by such director. We have purchased life insurance policies on each participating director, the proceeds of which fund donations under the program. Policies for all directors who participate in the program are fully paid and, therefore, no premiums were payable in 2009. Directors do not receive any direct financial benefit from the program since all charitable deductions accrue to us.

        We also have a Deferred Compensation Plan for non-employee directors, pursuant to which directors may elect to defer receipt of all or any portion of their compensation while they serve as a director. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director's beneficiary in a lump sum or in annual installments, not to exceed 15, as specified by the director. Upon a change in control of our company, such deferred compensation and interest would be paid in cash to the director in one lump sum. Accounts are credited with earnings based on each participant's selection among three alternatives: Standard & Poor's 500 Index, Barclays Capital Aggregate Bond Index or 10-Year Treasury Bill + 2%.

        Each non-employee director is required to maintain direct ownership of shares of our Common Stock (including stock awards) equal to or greater in value to three times his or her annual total retainer fee. This ownership requirement must be achieved by 2010 for non-employee directors who were first elected prior to 2004. Non-employee directors first elected after 2003 must comply with the requirement within six years of becoming a member of our Board. As of December 31, 2009, all of our non-employee directors had either satisfied this requirement or had additional time to do so.

Name	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	(3) Change in Pension Value and Non Qualified Deferred Compensation Earnings	All Other Compensation	Total
R. J. Bernhard	$72,508	$75,018	$0	$0	$147,526
F. R. Chang-Diaz	$33,795	$36,373	$0	$0	$70,168
R. J. Darnall	$85,508	$75,018	$1,839	$0	$162,365
R. K. Herdman	$74,508	$75,018	$0	$0	$149,526
A. M. Herman	$91,008	$75,018	$8,338	$0	$174,364
W. I. Miller	$73,508	$75,018	$23,883	$0	$172,409
G. R. Nelson	$83,008	$75,018	$3,069	$0	$161,095
C. Ware	$72,508	$75,018	$11,649	$0	$159,175
J. L. Wilson(4)	$5,000	$0	$23,025	$0	$28,025
(1)
Fees Earned or Paid in Cash were as follows:

Director	Board Retainer	Special Meeting Fees	Lead Director Fee	Committee Chaired	Committee Chair Fees	Total
R. J. Bernhard	$67,508	$0	$0	Safety, Environment & Technology	$5,000	$72,508
F. R. Chang-Diaz	$33,795	$0	$0		$0	$33,795
R. J. Darnall	$67,508	$8,000	$0	Audit	$10,000	$85,508
R. K. Herdman	$67,508	$7,000	$0		$0	$74,508
A. M. Herman	$67,508	$6,000	$12,500	Governance & Nominating	$5,000	$91,008
W. I. Miller	$67,508	$1,000	$0	Finance	$5,000	$73,508
G. R. Nelson	$67,508	$8,000	$0	Compensation	$7,500	$83,008
C. Ware	$67,508	$5,000	$0		$0	$72,508
J. L. Wilson	$0	$5,000	$0		$0	$5,000

  The board retainer reflects a ten percent reduction taken by the board in response to the 2009 economic situation.

  Effective January 1, 2010 our Compensation Committee approved increases to our fees paid to Committee Chairmen and our Lead Director. These changes were based on market data. The Chairman of our Finance Committee receives an additional cash retainer of $7,500, the Chairman of the Governance and Nominating Committee receives an additional cash retainer of $10,000, the Chairman of the Safety, Environment and Technology Committee receives an additional annual cash retainer fee of $8,000, the Audit Committee Chairman receives an additional $15,000 annual cash retainer and the Compensation Committee Chairman receives an additional $10,000 annual cash retainer. The Lead Director receives an additional annual cash retainer fee of $20,000. Committee members also receive $1,000 for attending a committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of our Board.

(2)
The stock award column represents the aggregate grant date fair value of the awards, which is $44.96/share for Dr. Chang-Diaz whose term began December 8, 2009, and $31.56/share for all other directors whose terms began May 12, 2009. The aggregate grant date fair value is computed in accordance with ASC Topic 718. The assumptions made in valuing stock awards for 2009 are included in the Notes to Consolidated Financial Statements in the 2009 Annual Report on Form 10-K and such information is incorporated by reference.

  The stock value represents fifty percent of the annual retainer. The number of shares is calculated by dividing the target value by the preceding twenty-day average closing price of our Common Stock on the NYSE on the grant date, rounded down to the nearest whole share. The value of any fractional share and the balance of the annual retainer are paid in cash as shown above. Each director was awarded 2,377 shares of stock, except for Dr. Chang-Diaz, who received 809 shares. Because Dr. Chang-Diaz's term began December 8, 2009, he was compensated for one-half of a term. Dr. Chang-Diaz's shares were granted assuming a value of $46.2975, the preceding twenty-day average of closing prices of our Common Stock on the NYSE on the grant date of December 8, 2009. The shares for all other directors were granted assuming a value of $31.549, the preceding twenty-day average of closing prices of our Common Stock on the NYSE on the grant date of May 12, 2009

(3)
These amounts represent "Above Market" earnings in the Deferred Compensation Plan, as described above. "Above-market" is defined as the amount of earnings that exceeded 120% of the applicable federal long-term rate published by the U.S. Internal Revenue Service.

(4)
J. L. Wilson did not stand for re-election last year. His term ended May 12, 2009.

  In addition to the requirement that Directors must own Cummins stock equal in value to three times their annual retainer fee, the Board has adopted a three year restriction period for all stock issued to directors since 2005. As of December 31, 2009, the total outstanding shares of restricted stock held by each director were as follows:

Director	Outstanding Restricted Stock Shares
R. J. Bernhard	4,042
F. R. Chang-Diaz	809
R. J. Darnall	8,706
R. K. Herdman	3,493
A. M. Herman	8,706
W. I. Miller	8,706
G. R. Nelson	8,706
C. Ware	8,706

 SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
(Item 10 on the Proxy Card)

        The Audit Committee of our Board has voted to appoint PricewaterhouseCoopers LLP, or PwC, as the firm of independent public accountants to audit our financial statements for 2010. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of our shareholders, our Board has decided, as in the past, to ask our shareholders to ratify this appointment. Such ratification does not limit the Audit Committee's ability to make subsequent changes to our auditors that it thinks appropriate. A representative of PwC will be present at the Annual Meeting and will not have the opportunity to make a statement but will be available to answer appropriate questions. A report of the Audit Committee in connection with its independence, the independence of the auditors and certain other matters follows our Board's recommendation on this Item below.

        We believe that all services rendered to us by PwC are permissible under applicable laws and regulations, and have been pre-approved by or on behalf of the Audit Committee pursuant to the policy described below. Fees paid to PwC for services are disclosed in the table below under the categories listed therein.

        These services are actively monitored (both spending level and work content) by or on behalf of the Audit Committee to maintain the appropriate objectivity and independence in PwC's core work, which is the audit of our consolidated financial statements.

        OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF PwC. Appointment of PwC as auditors will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for the ratification of PwC.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PwC for the audit of our annual financial statements for 2009 and 2008, and fees billed for other services rendered by PwC during those periods.

	2009	2008
	(dollars in millions)
Audit fees:(1)	7.7	7.8
Audit related fees:(2)	0	0
Tax fees:(3)	.4	.6
All other fees:(4)	0	0
Total	8.2	8.4

(1)
Audit fees consisted of work performed in connection with the audit of our financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)
Audit-related fees included nominal amounts incurred for preparation assistance due to statutory reporting changes.

(3)
Tax fees consisted principally of assistance with matters related to foreign tax compliance and planning, review of foreign tax returns and tax claims.

(4)
All other fees included nominal amounts incurred for seminars related to employee training, assistance with applications for various government grants and licensing fees for technical research tools.

Audit Committee Pre-Approval Policy

        The Sarbanes-Oxley Act of 2002 and rules of the SEC prohibit our independent accountant from providing certain types of non-audit services to us. They also require that all audit, review or attest engagements required under the securities laws and permitted non-audit services provided to us by our independent accountant be pre-approved by the Audit Committee or one of its members to whom the Audit Committee has delegated authority.

        Under our policy and procedures, when considering whether to approve non-audit services to be provided by our independent accountant, the Audit Committee must consider whether the provision of the service would adversely affect the independence of the independent accountant. Specifically, the Audit Committee must consider whether the provision of the service would (1) place the accountant in the position of auditing his or her own work; (2) result in the accountant acting as management or an employee of our company; or (3) place the accountant in the position of being an advocate for us. Any proposed non-audit service that the Audit Committee determines would adversely affect the independence of the independent accountant will not be approved.

        The Audit Committee is solely responsible for pre-approving all audit and non-audit services. The Audit Committee has delegated to its Chairman authority to pre-approve audit and permitted non-audit services to be provided by our independent accountant, provided that such services are permissible under our foregoing policy and procedures and do not exceed $100,000 in the aggregate. Decisions of the Chairman must be reported to the full Audit Committee at its next scheduled meeting, and documented in a format required by the policy.

Audit Committee Report

        The role of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities as they relate to our accounting policies, internal control over financial reporting, financial reporting practices and legal and regulatory compliance. Each member of the Committee is independent as defined under NYSE listing standards. The Committee operates under a written charter that has been adopted by our Board and reviewed by the Committee on a periodic basis. The Committee's current charter can be viewed on our website.

        The Committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm, internal auditors and management. During 2009, the Committee met twelve times. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee, or the Committee Chair as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, controller and the independent auditors, prior to public release. The Committee also met with the independent auditors to discuss the results of their reviews of the interim financial statements. The committee periodically meets in executive session.

        Throughout the year, the Audit Committee monitors matters related to the independence of PwC, our independent registered public accounting firm. As part of its monitoring activities, the Committee obtained a letter from PwC containing a description of all relationships between PwC and us. After reviewing the letter and discussing it with our management, the Committee discussed with PwC its overall relationship with us and any of those relationships described in the letter that could impact PwC's objectivity and independence. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to PwC's independence. PwC also has confirmed in its letter that, in its professional judgment, it is independent of our company within the meaning of the federal securities laws and within the requirements of Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

        The Committee reviewed with both our independent and internal auditors their respective audit plans, audit scope, and identification of audit risks. Further, the Committee reviewed and discussed with our management and independent auditor our audited financial statements and management's and the independent auditor's evaluations of our internal control over financial reporting, as reported in our 2009 Annual Report on Form 10-K. Management has the responsibility for the preparation and integrity of our financial statements and its internal control over financial reporting and the independent auditor has the responsibility for the examinations thereof.

        The Committee discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 114, "The Auditor's Communication With Those Charged With Governance." With and without management present, the Committee discussed and reviewed the results of the independent auditors' examination of our financial statements and internal control over financial reporting, as well as management's report on internal control over financial reporting. The Committee also discussed the results of internal audit examinations.

        Based on the above-mentioned reviews and discussions with management, internal audit and the independent auditors, the Committee recommended to our Board of Directors that our audited financial statements and management's report on internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Committee also reappointed PwC as our independent auditors for 2010.

Respectfully submitted,
ROBERT J. DARNALL, CHAIR ROBERT K. HERDMAN ALEXIS M. HERMAN GEORGIA R. NELSON CARL WARE

 STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT AND OTHERS

        The following table sets forth information with respect to the beneficial ownership of our common stock as of March 15, 2010 by:

  •
  each current director and director nominee;

  •
  each executive officer appearing in the Summary Compensation Table;

  •
  all directors and executive officers as a group; and

  •
  any person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock based on our review of the reports regarding ownership filed with the SEC.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 15, 2010 through the exercise of any stock option or other right. Shares subject to stock options or other rights are deemed to be outstanding for the purpose of computing the ownership percentage of the person beneficially holding these stock option or other rights, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

Name	Amount & Nature of Beneficial Ownership(1)		Percent of Class
FMR LLC	25,702,117	(2)	12.7%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc.	17,460,255	(3)	8.6%
40 East 52nd Street New York, NY 10055
State Street Corporation	15,496,829	(4)	7.7%
One Lincoln Street Boston, MA 02111
Robert J. Bernhard	4,042		*
Franklin R. Chang-Diaz	809		*
Robert J. Darnall	24,792		*
Richard J. Freeland	49,298		*
Robert K. Herdman	3,502		*
Alexis M. Herman	27,045		*
James D. Kelly	76,969		*
N. Thomas Linebarger	174,355		*
William I. Miller	56,945	(5)	*
Georgia R. Nelson	16,094	(6)	*
Theodore M. Solso	538,677	(7)	*
Pat J. Ward	21,392	(8)	*
Carl Ware	14,085		*
All directors and executive officers as a group, a total of 22 persons	1,379,582	(9)	*

*
Less than 1%.

(1)
Except as otherwise indicated, the voting and investment powers of the shares listed are held solely by the reported owner.

(2)
The source of this information is an amended Schedule 13G/A filed February 16, 2010 with the SEC disclosing beneficial ownership of our Common Stock by FMR LLC and its related companies. FMR and its related companies stated in their amended Schedule 13G/A that they have sole investment power for all of the shares and sole voting power for 3,063,730 shares.

(3)
The source of this information is a Schedule 13G filed January 29, 2010 with the SEC disclosing beneficial ownership of our Common Stock by BlackRock, Inc. and its related companies. BlackRock and its related companies stated in their Schedule 13G that they have sole investment and voting power for all of the shares.

(4)
The source of this information is a Schedule 13G filed February 12, 2010 with the SEC disclosing beneficial ownership of our Common Stock by State Street Corporation. State Street disclosed in its Schedule 13G that it has shared investment and voting power for all of the shares. State Street is the trustee of certain employee benefit plans sponsored by us which are subject to ERISA. Shares of Common Stock are held in trust for the benefit of employees in the plans. As of December 31, 2009, based on information provided to us by State Street, in its capacity as trustee, it held 15,496,829 shares of Common Stock on behalf of the plans, some of which had not been allocated to plan participants. As plan trustee, State Street votes unallocated shares and shares allocated to participants' accounts as directed by participants. Shares of Common Stock held by State Street, as trustee on behalf of the plans, as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received (subject to the trustee's responsibilities under Section 404 of ERISA).

(5)
Includes 4,272 shares held in the Miller Annual Exclusion Trust.

(6)
Includes 1,500 shares held by Ms. Nelson's spouse.

(7)
Includes 32,708 shares that are held by Mr. Solso's spouse and 160,835 shares that are held in two grantor retained annuity trusts. Also includes 281,109 shares pledged as security by Mr. Solso in connection with a personal revolving credit facility.

(8)
Includes 4,815 shares held by Mr. Ward's spouse.

(9)
Includes 7,200 shares that may be purchased upon the exercise of vested stock options within 60 days of March 15, 2010.

OTHER BUSINESS

        Our Board does not know of any business to be presented for action at the Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders as reflected in Items 1 through 10 on the proxy card, and as referenced in this proxy statement. However, if other business properly comes before the Annual Meeting, the members of the Proxy Committee, W. I. Miller & R. J. Darnall, will vote the returned proxy cards which vest such power in the designated proxies, as our Board recommends.

OTHER INFORMATION
Related-Party Transactions

        Our company, together with our subsidiaries and affiliates, is a global company with extensive operations in the U.S. and many foreign countries. We have thousands of employees with widespread authority to purchase goods and services. Because of these far-reaching activities, we encounter transactions and business arrangements with persons, businesses and other organizations in which one of our directors, executive officers or nominees for director, significant investors or their immediate families, may also be a director, executive officer, or have some other direct or indirect material interest. Such transactions and arrangements, which we refer to as related-party transactions, have the potential to create actual or perceived conflicts of interest.

        As a result, the Audit Committee of our Board has established, and our Board has approved, a written policy and procedures for review, approval or ratification of any related-party transactions or proposed transactions where the amount involved in any year exceeds or will exceed $120,000. These procedures require that, in deciding whether to approve such a related-party transaction involving a director, director nominee, executive officer, holder of more than five percent of our Common Stock or their immediate family members, the Audit Committee must consider, among other factors:

  •
  Information about the goods and services to be or being provided by or to the related party;

  •
  The nature of the transaction and the costs to be incurred by us or payments to us.

  •
  An analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods and services that are available to us from unrelated parties.

  •
  The business advantage we would gain by engaging in the transaction; and

  •
  An analysis of the significance of the transaction to us and the related party.

        To receive Audit Committee approval a related party transaction must be on terms that are fair and reasonable to us, and which are as favorable to us as would be available from non-related entities in a comparable transaction. Our policy requires that there be a business or corporate interest supporting the transaction and that the transaction meets the same company standards that apply to comparable transactions with unaffiliated entities.

        Based on information known to us, we believe there were no transactions during 2009 in which we were or are to be a participant in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer, holder of more than five percent of our Common Stock at the time of the transaction or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Therefore, no transactions were required to be reviewed, approved or ratified by our Audit Committee under our related-party transactions policy and procedures and disclosed in this proxy statement in accordance with rules of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Copies of these reports must also be furnished to us. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to us, written representations from reporting persons after inquiry, and forms filed by us on the reporting person's behalf, we believe that all filing requirements under Section 16(a) applicable to our executive officers and directors were complied with during 2009.

Shareholder Proposals

        Shareholders may submit proposals to be considered for shareholder action at our 2011 Annual Meeting of Shareholders and inclusion in our proxy statement and proxy card if they do so in accordance with the appropriate regulations of the SEC. For such proposals to be considered for inclusion in our proxy statement and form of proxy card for our 2011 Annual Meeting of Shareholders, they must be received by our Secretary no later than November 24, 2010.

        If a shareholder desires to bring proper business before an annual meeting of shareholders which is not the subject of a proposal timely submitted for inclusion in our proxy statement and form of proxy as described above, the shareholder must follow procedures outlined in our By-Laws. Pursuant to our By-Laws, a shareholder may bring business to be considered at the annual meeting, provided that the shareholder (1) is a shareholder of record at the time of giving notice to us of the of the business and is entitled to vote at the annual meeting where the business will be considered, and (2) complies with the applicable notice procedures set forth in our By-Laws. That Article provides that, in the case of business other than the election of directors, the shareholder bringing the business must deliver written notice of the business to our Secretary no later than 90 days preceding the date the meeting is scheduled to occur in the notice of such meeting first given to shareholders, which we refer to as the "originally scheduled date," unless such date is earlier than the first anniversary of the date set forth in our first mailed definitive proxy materials for the prior year's annual meeting, in which case written notice of the proposal must be delivered not later than the close of business on the 10th day following the first public disclosure of the earlier date.

        Each required notice must contain certain information, including information about the shareholder, as prescribed by the By-Laws.

Expenses of Solicitation

        The cost of this proxy solicitation will be borne by us. We will solicit proxies by mailing proxy materials to certain shareholders and a Notice of Internet Availability of Proxy Materials to all other shareholders; for shareholders that do not receive the full proxy materials, printed copies will be sent upon request as provided below and as provided in the Notice of Internet Availability of Proxy Materials.

        We have retained Morrow & Co., LLC., 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies for a fee not to exceed $9,000 plus expenses. Proxies may also be solicited by mail, telephone, e-mail or fax by our directors, officers and employees who will not be separately compensated for such services. Banks, brokerage houses and other institutions, nominees or fiduciaries will be reimbursed for their reasonable expenses incurred in forwarding proxy materials to the beneficial owners of our Common Stock upon request.

Delivery of Proxy Materials to Households

        Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet availability of Proxy Materials and, as applicable, a printed version of our annual report to shareholders and this proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of the document was delivered.

        Shareholders sharing an address may also request delivery in the future of a single copy of a Notice of Internet Availability of Proxy Materials, annual report to shareholders and/or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify us of their requests by calling or writing to our Secretary at (812) 377-5000 or Cummins Inc., Mail Code 60903, 500 Jackson Street, Columbus, Indiana 47201.

March 24, 2010

        We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K. You may obtain a copy of the Form 10-K by writing to Marya M. Rose, Corporate Secretary, Cummins Inc., Mail Code 60903, 500 Jackson Street, Columbus, Indiana 47201 or on our website at www.cummins.com

CUMMINS ANNUAL SHAREHOLDER MEETING
May 11, 2010—11:00 A.M. (Eastern Daylight Saving Time)

COLUMBUS ENGINE PLANT
500 CENTRAL AVENUE

Taylorsville
Interchange
U.S. 31
LOCATION OF
ANNUAL MEETING
COLUMBUS
Indianapolis 38 Mi.
U.S. 11
Washington St.
25th.
Central Ave.
Taylor Rd.
Route 46
Greenburg 28 Mi.
Interstate
I-65
11th.
10th.
7th.
Marr Road
Route 46
3rd.
2nd.
McKinley
Indiana Ave.
U.S. 31
N
Gladstone
Seymour 17 Mi.
Louisville 64 Mi.
U.S. 11
Route 7
N. Vernon 17 Mi.

Partners with our environment.
Printed on recycled paper with soy-based ink.

CUMMINS INC. 2010 ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 11, 2010 11:00 a.m. Eastern Daylight Saving Time COLUMBUS ENGINE PLANT 500 Central Avenue Columbus, Indiana Directions to the Cummins Inc. 2010 Annual Meeting are available in the proxy statement which can be viewed at www.ematerials.com/cmi. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 11, 2010 Notice is hereby given that the Annual Meeting of Shareholders of Cummins Inc. will be held at 500 Central Avenue, Columbus, Indiana on Tuesday, May 11, 2010 at 11:00 a.m. Eastern Daylight Saving Time. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, 2010 Annual Report on Form 10-K and Chairman’s Letter are available at www.ematerials.com/cmi If you want to receive a paper copy or an e-mail with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before May 1, 2010 to facilitate timely delivery. Matters intended to be acted upon at the meeting are listed below. The Board of Directors recommends that you vote FOR the following proposals: Election of Directors 1. Robert J. Bernhard 4. Alexis M. Herman 7. Georgia R. Nelson 2. Franklin R. Chang-Diaz 5. N. Thomas Linebarger 8. Theodore M. Solso 3. Robert K. Herdman 6. William I. Miller 9. Carl Ware Ratification of Auditors 10. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2010. You may immediately vote your proxy on the Internet at: www.eproxy.com/cmi • Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 a.m. (midnight) (CT) on May 10, 2010. For shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans, the deadline is 12:00 a.m. (midnight) (CT) on May 9, 2010. • Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy. Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY #

To request paper copies of the proxy materials, which include the proxy card, proxy statement and annual report, please contact us via: Internet – Access the Internet and go to www.ematerials.com/cmi . Follow the instructions to log in, and order copies. Telephone – Call us free of charge at 866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies. Email – Send us an email at ep@ematerials.com with “CMI Materials Request” in the subject line. The email must include: • The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice. • Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials. • If you choose email delivery you must include the email address. • If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.

COMPANY # TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Please detach here The Board of Directors Recommends a Vote FOR Items 1 through 10. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1. Robert J. Bernhard ¦ ¦ ¦ 6. William I. Miller ¦ ¦ ¦ 2. Franklin R. Chang-Diaz ¦ ¦ ¦ 7. Georgia R. Nelson ¦ ¦ ¦ 3. Robert K. Herdman ¦ ¦ ¦ 8. Theodore M. Solso ¦ ¦ ¦ 4. Alexis M. Herman ¦ ¦ ¦ 9. Carl Ware ¦ ¦ ¦ 5. N. Thomas Linebarger ¦ ¦ ¦ Ratification of Auditors 10. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2010. ¦ For ¦ Against ¦ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 10. Address Change? Mark box, sign, and indicate changes below: ¦ Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/cmi Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 a.m. (midnight) (CT) on May 10, 2010. For shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans, the deadline is 12:00 a.m. (midnight) (CT) on May 9, 2010. PHONE – 1-800-560-1965 Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 a.m. (midnight) (CT) on May 10, 2010. For shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans, the deadline is 12:00 a.m. (midnight) (CT) on May 9, 2010. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Cummins Inc. 500 Jackson Street Columbus, IN 47201 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2010. If no choice is specified, the proxy will be voted “FOR” Items 1 through 10. By signing the proxy, you revoke all prior proxies and appoint Robert J. Darnall and William I. Miller, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on (i) the matters shown on the reverse side and (ii) any other matters which may come before the Annual Meeting and all adjournments. Please note that the authorization provided under clause (ii) above does not apply to shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans. This card also constitutes voting instructions to the trustee of the Cummins Inc. and Affiliates Retirement and Savings Plans to vote shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, shares held in these accounts will be voted in the same manner and proportion as shares with respect to which valid voting instructions were received. Any instructions received by the trustee from participants regarding their vote shall be confidential. Plan participants are invited to attend the Annual Meeting, however cannot vote their shares at the Annual Meeting. See reverse for voting instructions. CUMMINS INC. 2010 ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 11, 2010 11:00 a.m. Eastern Daylight Saving Time COLUMBUS ENGINE PLANT 500 Central Avenue Columbus, Indiana If you consented to access your proxy information electronically, you may view it by going to the following address: www.ematerials.com/cmi If you would like to access the proxy materials electronically next year, go to the following Consent site address: www.ematerials.com/cmi

QuickLinks

CUMMINS INC. PROXY STATEMENT FOR 2010 ANNUAL SHAREHOLDERS MEETING
CORPORATE GOVERNANCE
ELECTION OF DIRECTORS (Items 1 through 9 on the Proxy Card)
NOMINEES FOR BOARD OF DIRECTORS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS (Item 10 on the Proxy Card)
STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT AND OTHERS
OTHER BUSINESS
OTHER INFORMATION Related-Party Transactions